Exhibit 10.1
5 June 2006
CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT
BETWEEN
HUMAN GENOME SCIENCES, INC.
AND
NOVARTIS INTERNATIONAL PHARMACEUTICAL LTD.

     THIS EXCLUSIVE LICENSE AGREEMENT is made effective as of the 5th day of June 2006 (“Effective Date”) by and between Human Genome Sciences, Inc., a Delaware corporation having its principal place of business at 14200 Shady Grove Road, Rockville, Maryland 20850 (“HGS”), and Novartis International Pharmaceutical Ltd., a Bermuda corporation having its principal place of business at Hurst Holme, 12 Trott Road, Hamilton, HM 11, Bermuda (“NVS”). HGS and NVS are each referred to individually as a “Party” and together as the “Parties.”
RECITALS
WHEREAS, HGS has developed Albuferon (as defined below).
WHEREAS, NVS possesses certain capabilities in the development and commercialization of pharmaceutical products and desires to apply those capabilities to Albuferon.
WHEREAS, NVS and HGS desire to engage in a collaborative effort to develop and commercialize Albuferon, upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms and conditions hereafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HGS and NVS hereby agree as follows:

ARTICLE 1
DEFINITIONS
The following terms shall have the following meanings as used in this Agreement:
1.1 “AB” shall mean Aventis Behring LLC.
1.2 “AB License” shall mean the Amended and Restated License Agreement dated September 8, 2000 between HGS and AB, as may be amended from time to time.
1.3 “AB Royalty” shall have the meaning set forth in Section 7.4.
1.4 “Accounting Standards” shall mean, with respect to HGS, US GAAP (United States Generally Accepted Accounting Principles) and, with respect to NVS, the IFRS (International Financial Reporting Standards), in each case, as generally and consistently applied throughout the Party’s organization.
1.5 “Affiliate” shall mean any corporation, firm, partnership or other legal entity, which directly or indirectly owns, is owned by or is under common ownership with a Party to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a Party.
1.6 “Albuferon” shall mean a polypeptide having an interferon-alpha molecule (or any variants, analogs, homologs, derivatives, modifications, mutants or fragments thereof, including species-specific modifications thereof) genetically fused to recombinant human albumin (or any variants, analogs, homologs, derivatives, modifications, mutants or fragments thereof, including species-specific modifications thereof) as a single polypeptide chain. For the sake of clarity, Albuferon shall include, but not be limited to, interferon alpha 2a and 2b, but shall not include other non-interferon-alpha molecules, such as interferon-beta or interferon-gamma.
1.7 “Albuferon Know-How” shall mean any proprietary information, data, know-how or materials, relating to the research, development, registration, marketing, use or sale of Albuferon, which prior to or as of the Effective Date have been developed by or on behalf of HGS or are in HGS’ possession or control through a license or otherwise.
1.8 “Albuferon Patent Rights” shall mean any Patent Rights related to Albuferon which are owned or controlled by HGS or which HGS otherwise has the right to sublicense or transfer rights thereto as of the Effective Date, including the Patent Rights listed in Appendix A attached hereto and incorporated herein by reference and any Patent Rights related thereto.
1.9 “Albumin Fusion Know-How” shall mean any proprietary information, data, know-how or materials relating to human albumin based fusion technology which prior to or as of the Effective Date are developed by or on behalf of HGS or in HGS’ possession or control through license or otherwise. Albumin Fusion Know-How shall include Albuferon Know-How.
1.10 “Albumin Fusion Patent Rights” shall mean any and all Patent Rights relating to human albumin based fusion technology which are owned or controlled by HGS or which HGS otherwise has the right to sublicense or transfer rights thereto as of the Effective Date, including the Patent Rights listed in Appendix B attached hereto and incorporated herein by reference and any Patent Rights related thereto. Albumin Fusion Patent Rights shall include the Genentech Patent Rights.
1.11 “Alliance Manager” shall mean a senior representative having a general understanding of pharmaceutical development and commercialization issues appointed by each Party to act as its alliance manger under this Agreement.
1.12 “BLA” shall mean, with respect to the United States, a Biologics License Application (or its equivalent) filed with the United States Food and Drug Administration, or any successor entity, (“FDA”) seeking authorization to market a Collaboration Product in the United States, and with respect to any country outside the United States, an application submitted to the relevant Regulatory Authorities seeking authorization to market a Collaboration Product in such country.
1.13 “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31, for so long as this Agreement is in effect and “Calendar Quarter” shall mean each successive period of three (3) months commencing on January 1, April 1, July 1 and October 1.
1.14 “cGMP” shall mean current good manufacturing practices as required by the United States Food and Drug Administration (“FDA”) under provisions of 21 C.F.R. parts 210 and 211 (as the same may be amended) and all applicable FDA rules, regulations, orders and guidances, and the requirements with respect to current good manufacturing practices prescribed by the European Community under provisions of “The Rules Governing Medicinal Products in the European Community, Volume 4, Good Manufacturing Practices, Annex 13, Manufacture of investigational medicinal products, July 2003,” as each may, from time to time, be amended.

1.15 “Collaboration Product” shall mean any product that contains Albuferon, for all indications and in all dosage forms, delivery systems, formulations, presentations, line extensions and package configurations thereof, the manufacture, sale or use of which would, but for the licenses granted under this Agreement, infringe a Valid Claim of the HGS Patent Rights or is based on, embodies or incorporates HGS Know-How.
1.16 “Commercially Reasonable Efforts” shall mean, with respect to the research, development, manufacture or commercialization of a Collaboration Product, efforts and resources that would be used by a Party consistent with its normal business practices for a similar product, with respect to such activity taking into account, without limitation, matters such as efficacy and safety profile of any such product, the development stage of the product, the commercial potential of the product, the degree of technical complexity and the scientific characteristics of the product, the competitiveness of alternative products that are in the marketplace or under development, and the patent and other intellectual property and proprietary position of any product. Subject to the foregoing, Commercially Reasonable Efforts requires that: (i) each Party promptly assigns responsibility for such obligations to specific employees who are held accountable for progress and monitor such progress on an on-going basis, (ii) each Party sets and consistently seeks to achieve the objectives assigned to such Party as set forth in the Development Plan and Marketing Plan, and (iii) each Party consistently makes and implements decisions and allocates resources designed to meet such objectives.
1.17 “Commercialization” shall mean all activities regarding the sale, manufacture for sale, marketing, distribution and promotion of a Collaboration Product, and any pre-

marketing or post-marketing studies not directed at obtaining or maintaining Regulatory Approvals.
1.18 “Competitive Product” shall mean [***].
1.19 “Co-Promotion” shall mean those Commercialization activities undertaken by NVS and HGS to implement the marketing plans and strategies with respect to the Collaboration Products under a single trademark in the United States. When used as a verb, “Co-Promote” shall mean to engage in such activities.
1.20 “Confidential Information” shall mean all technical and scientific know-how and information, pre-clinical and clinical trial results, computer programs, knowledge, technology, means, methods, processes, practices, formulas, techniques, procedures, technical assistance, designs, drawings, apparatus, written and oral representations of data, specifications, assembly procedures, schematics and other valuable information of whatever nature and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, verbally or electronically, which is provided by a Party to the other Party in connection with this Agreement.
1.21 “Cost of Goods Sold” or “COGS” shall mean the fully allocated cost of Manufacturing a Collaboration Product and/or Albuferon expressed on a per unit basis, as such costs are specifically allocated to such Collaboration Product and/or Albuferon and as computed in accordance with the Party’s Accounting Standards as consistently applied through the Party’s organization, including the following:
[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

     (a) Materials cost, which means the price paid for raw material, intermediates, components and finished goods which are purchased from outside vendors, at the price invoiced by such outside vendors, as well as any freight and duty where applicable;
     (b) Direct labor costs, which means the allocable employment cost of all personnel engaged in the Manufacture of the Collaboration Product and/or Albuferon including, without limitation, salary and employee benefits within the relevant manufacturing operating unit wherein allocable employment costs shall mean only those direct labor costs applied to the actual Manufacture thereof;
     (c) Other direct costs and factory overhead costs, which means the cost of specific activities that are provided by support functions directly related to manufacturing of a Collaboration Product and/or Albuferon, either on or off-site. Overhead costs include expenses associated with quality assurance testing, quality compliance, stability testing, batch review, equipment maintenance costs, manufacturing utilities, waste removal, storage, transportation, insurance for the factory, its contents or other directly related items, factory management (including materials management) and administrative expenses, factory facilities costs including lease and capital costs, environmental engineering and property taxes. These expenses shall be reasonably allocated to the Manufacture of Collaboration Product and/or Albuferon on a pro rata basis based on the allocation methodology appropriate at the Manufacturing site. Such expenses shall exclude costs of any unused manufacturing capacity but may include capacity reserved for the manufacturing of Collaboration Product and/or Albuferon as agreed upon the Parties. Overhead shall not include general corporate activities, including, by way of example only, executive management, investor relations, business development, legal affairs, human resources and finance.
     (d) Depreciation costs, which represent the annual amortization of original purchase costs reasonably allocated to the Manufacture of Collaboration Product on a pro rata basis based on the allocation methodology appropriate under the Accounting Standards and applied at the Manufacturing site over the useful life of the asset, and
     (e) the Out-of-Pocket Costs of freight and tariffs and other expenses associated with transporting Collaboration Product and/or Albuferon from the source of manufacture to a designated customer, inclusive of any interim points of delivery, but excluding (i) any such costs which are separately invoiced (including any separately itemized costs included in a single invoice) to a customer.
     For the purposes of this Section 1.21 “Manufacture” or “Manufacturing” shall mean all activities directly related to the manufacture of the Collaboration Product and/or Albuferon, including, without limitation, the planning, purchasing, manufacture, transportation, processing, compounding, quality assurance testing, quality control, regulatory compliance, storage and maintenance of cell banks, manufacture and testing of future cell banks, waste disposal, sample retention, formulation, stability testing, storage, filling, packaging, labeling, leafleting, release and dispatch and such other matters in each case as specifically applicable to the relevant Collaboration Product and/or Albuferon.
     For the sake of clarity, if a cost is an addition to the COGS calculation herein, such cost shall not also be accounted for as a deduction in the Net Sales calculation and vice versa.

1.22 “Detail” or “Detailing” shall mean, with respect to a Collaboration Product, the communication by a Sales Representative to a member of the Target Audience (a) involving face-to-face contact, (b) describing in a fair and balanced manner the Regulatory Authority-approved indicated uses and other relevant characteristics of such Collaboration Product, (c) using the Promotional Materials in an effort to increase the Target Audience prescribing and/or hospital ordering preferences of a Collaboration Product for its Regulatory Authority-approved indicated uses, and (d) made at the Target Audience member’s office, in a hospital or other place where the Target Audience member normally issues prescriptions where the principal objective is to place an emphasis, either primary or secondary, on a Collaboration Product and not simply to discuss a Collaboration Product with a member of the Target Audience. For the avoidance of doubt, discussions at conventions, congresses and meetings of key opinion leaders organized by a Party shall not constitute “Details” or “Detailing”.
1.23 “Detail Cost” shall mean the specific dollar amount agreed upon by the Parties (proposed via the JCC and approved by the JEC) for each Primary Detail and for each Secondary Detail conducted by a Sales Representative.
1.24 “Detail Requirements” shall have the meaning set forth in Section 5.3.2.
1.25 “Development” shall mean activities relating to the development of a Collaboration Product, including the conduct of all pre-clinical and clinical trials and the submission of all Regulatory Applications for all Regulatory Approvals necessary for the Commercialization of a Collaboration Product, including any post-marketing studies directed at obtaining or maintaining Regulatory Approvals.

1.26 “Development Expenses” shall mean, the FTE Costs and Out-of-Pocket Costs incurred by or on behalf of a Party or any of its Affiliates during the Term that are specifically identifiable or reasonably allocable to the Development activities for the Collaboration Product, which Development activities are set forth in the approved Development Plan or are otherwise proposed by the JDC and approved in advance by the JEC. Subject to the foregoing, Development Costs shall include such costs in connection with the following activities:
          1.26.1 pre-clinical activity costs such as toxicology and formulation development, test method development, stability testing, quality assurance, quality control development and statistical analysis;
          1.26.2 clinical costs;
          1.26.3 regulatory expenses relating to the conduct of clinical trials, wherever performed, of a Collaboration Product and the costs of preparing and filing any Regulatory Applications necessary for any Regulatory Approvals;
          1.26.4 (i) manufacturing costs for Collaboration Product for use in clinical trials and any pre-clinical activities in support thereof calculated on a basis substantially equivalent to the calculation of COGS set out above, (ii) costs for the manufacture, purchase or packaging of comparators or placebo for use in clinical trials (with the manufacturing costs for comparators or placebo to be determined in the same manner as manufacturing costs are determined for any Collaboration Product) and (iii) direct costs and expenses of disposal of drugs and other supplies used in such clinical trials and pre-clinical activities; and

          1.26.5 manufacturing costs for the development of the manufacturing process for a Collaboration Product, scale-up, manufacturing process validation, manufacturing improvements and qualification and validation of Third Party contract manufacturers.
          1.26.6 For the avoidance of doubt, no cost or expense item included in Development Expenses shall include any internal profit margins or similar markups (it being understood that personnel costs determined based on the FTE Rate will not be considered to include any internal profit margins or similar markups).
1.27 “Development Plan” shall mean the plan designed to achieve the Development of the Collaboration Product, including the budget for the Development Expenses (including all FTE Costs and Out-of-Pocket Costs) by activity and the nature, number and schedule of Development activities. The initial Development Plan for the Collaboration Product is attached hereto as Appendix C, and may be amended in accordance with the terms of this Agreement.
1.28 “Field” shall mean all therapeutic, diagnostic and prophylactic indications in humans and animals.
1.29 “First Commercial Sale” shall mean, with respect to any Collaboration Product in any single country, the first sale of such Collaboration Product by HGS, NVS, its Affiliates, or Permitted Sublicensees to a Third Party for end use or consumption in that country.
1.30 “First Indication” shall mean the Hepatitis C indication or another general disease area which the JEC agrees upon.

1.31 “FTE Costs” shall mean the direct and indirect costs of internal scientific, medical or technical personnel (including expenses such as personnel expense, travel expenses and infrastructure costs but for the avoidance of doubt, not including the costs of managerial, financial, legal or business development personnel) engaged in such efforts, which costs shall be determined based on the FTE Rate.
1.32 “FTE Rate” shall mean a rate of [***] per annum for the time of an employee for a full-time equivalent scientific person year (consisting of a total of 2,000 hours per annum) of work, to be pro-rated on a daily basis if necessary (per annum amount to be divided by 250 to produce the rate per whole day consisting of eight hours); such rate to exclude managerial activities and be restricted to scientific work related directly to the project. For the avoidance of doubt, such rate to include all travel expenses.
1.33 “Genentech” shall mean Genentech, Inc.
1.34 “Genentech License” shall mean that license agreement by and among Delta , Genentech, Inc. and Mitsubishi Chemical Corporation dated November 8, 1991, as amended by letter agreement dated April 5, 1996, and as may be further amended from time to time.
1.35 “Genentech Patent Rights” shall mean any Patent Rights which are owned or controlled by HGS or which HGS otherwise has the right to sublicense or transfer rights thereto as of the Effective Date or thereafter during the Term, including the Patent Rights listed in Appendix B, Part 3. Genentech Patent Rights shall also include all United States and foreign Patent Rights entitled to the priorities of any of the Patent Rights listed in Appendix B Part 3.
[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.36 “Genentech Royalty” shall have the meaning set forth in Section 7.5.
1.37 “HGS Arising Know-How” shall mean any proprietary improvements, modifications, and adaptations (whether patentable or otherwise) to any part of the HGS Collaboration Technology or any other information, data or materials relating to Albuferon or albumin based fusion technology, which is developed by or on behalf of HGS or is in HGS’ possession or control through a license or otherwise during the Term of this Agreement (other than the Albumin Fusion Know-How).
1.38 “HGS Arising Patent Rights” shall mean any Patent Rights relating to Albuferon or albumin based fusion technology (including any Patent Rights containing claims that cover patentable HGS Arising Know-How), which is owned or controlled by HGS or which HGS otherwise has the right to sublicense or transfer rights thereto during the Term of this Agreement (other than the Albuferon Patent Rights and Albumin Fusion Patent Rights). Appendices A and B will be updated annually, including by adding any HGS Arising Patent Rights.
1.39 “HGS Collaboration Technology” shall mean HGS Patent Rights and HGS Know-How, but shall not include Manufacturing Technology.
1.40 “HGS Know-How” shall mean Albumin Fusion Know-How and HGS Arising Know-How.
1.41 “HGS Net Royalty Rate” shall mean the royalty rate payable by NVS to HGS hereunder minus the amount of royalty to cover the royalty rate payable by HGS for the AB Royalty and the Genentech Royalty.

1.42 “HGS Patent Rights” shall mean Albumin Fusion Patent Rights, Albuferon Patent Rights, and HGS Arising Patent Rights.
1.43 “IND” shall mean an investigational new drug application filed in the United States with the FDA as more fully defined in 21 C.F.R. Section 312.3 for a Collaboration Product.
1.44 “Insolvency Event” shall mean, in relation to either Party, any one of the following: (a) that Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets; (b) that Party is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against such Party (except for involuntary bankruptcy proceedings which are dismissed within sixty (60) days); (c) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party; (d) a notice shall have been issued to convene a meeting for the purpose of passing a resolution to wind up that Party, or such a resolution shall have been passed other than a resolution for the solvent reconstruction or reorganization of that Party; or (e) a resolution shall have been passed by that Party or that Party’s directors to make an application for an administration order or to appoint an administrator.
1.45 “JCC” shall mean the Joint Commercial Committee.
1.46 “JDC” shall mean the Joint Development Committee.
1.47 “JEC” shall mean the Joint Executive Committee.

1.48 “Joint Arising Know-How” shall mean any proprietary improvements, modifications, and adaptations (whether patentable or otherwise) to any part of the HGS Collaboration Technology or Manufacturing Technology which is developed during the Term of this Agreement by or on behalf of HGS and NVS jointly.
1.49 “Joint Arising Patent Rights” shall mean any Patent Rights containing claims that specifically cover patentable Joint Arising Know-How.
1.50 “Major EU Markets” shall mean the United Kingdom, France, Germany, Italy and Spain.
1.51 “Manufacturing Technology” shall mean any proprietary information, data or materials relating to the processes, techniques and specifications for the manufacture of any Collaboration Product, including the preparation, synthesis, culture, recovery, analytical assay, purification, formulation and quality control processes, techniques and specifications, which is developed by or on behalf of HGS or which is in HGS’ possession or control through license or otherwise as of the Effective Date or thereafter during the Term of this Agreement, including any improvements, modifications, and adaptations to the same which are developed by or on behalf of HGS during the Term of this Agreement. For purposes of clarification, the Research Materials (as defined below) shall be considered Manufacturing Technology.
1.52 “Marketing Approval” shall mean the receipt of all Regulatory Approvals (including pricing reimbursement approval in the relevant country or region) required to place the Collaboration Product on the market for sale and use in the applicable country or region.

1.53 “Marketing Expenses” shall mean, excluding any Development Expenses, all Out-of Pocket Costs incurred by or on behalf of a Party or any of its Affiliates during the Term of this Agreement that are specifically identifiable or reasonably allocable to the Commercialization of the Collaboration Product in the United States (including the associated Detail Costs), which are set forth in the approved Marketing Plan or are otherwise proposed by the JCC and approved in advance by the JEC. Subject to the foregoing, Marketing Expenses shall include such costs in connection with the following activities: marketing (pre and post launch), advertising, sampling and promoting a Collaboration Product, including educational expenses, medical educational activities, scientific operations organizations, speakers’ programs and symposia, and joint marketing and sales meetings; primary and secondary market research; Promotional Materials; Samples; and pre-marketing or post-marketing studies not directed at obtaining or maintaining Regulatory Approvals. For the sake of clarity, Marketing Expenses shall not include FTE Costs incurred internally by the Parties or any subcontracted personnel that are not approved as Out-of-Pocket Costs by the JEC in advance. For the avoidance of doubt, no cost or expense item included in Marketing Expenses shall include any internal profit margins or similar markups (it being understood that personnel costs determined based on the Detail Costs will not be considered to include any internal profit margins or similar markups).
1.54 “Marketing Plan” shall mean for the Collaboration Product a plan and budget of Marketing Expenses by activity, including the nature, number and schedule of Commercialization activities, for the Co-Promotion of the Collaboration Products in the United States as developed by the JCC and approved by the JEC.

1.55 “NVS Arising Know-How” shall mean any proprietary improvements, modifications, and adaptations (whether patentable or otherwise) to any part of the HGS Collaboration Technology or Manufacturing Technology which is developed during the Term of this Agreement and pursuant to this Agreement by or on behalf of NVS or its Affiliates or sublicensees.
1.56 “NVS Arising Patent Rights” shall mean any Patent Rights containing claims that cover patentable NVS Arising Know-How.
1.57 “Net Profit” shall mean Net Sales in the United States minus the Cost of Goods and the Marketing Expenses of the Collaboration Products.
1.58 “Net Sales” with respect to any Collaboration Product shall mean the gross amount invoiced by or on behalf of a Party, its Affiliates or sublicensees for that Collaboration Product sold to Third Parties other than sublicensees in bona fide, arms-length transactions, less customary deductions, determined in accordance with the Party’s Accounting Standards as generally and consistently applied by the Party, to the extent included in the gross invoiced sales price of the Collaboration Product or otherwise directly paid or incurred by the Party, or its Affiliates or sublicensees with respect to the sale of such Collaboration, such as:
     (a) Free Goods;
     (b) Cash Discounts;
     (c) Direct to Customer Discounts;

     (d) Credits, allowances, rebates or chargebacks given or made to a customer for retroactive price reductions (including rebates similar to Medicaid);
     (e) Discount Card Programs;
     (f) Amounts repaid or credited by reasons of defects, rejection recalls, returns;
     (g) Tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on income);
     (h) Delayed Ship Order Credits;
     (i) All insurance expenses included in the invoice price;
     (j) Actual amounts credited for uncollectible amounts on previously sold products (provided in no event shall such offset be greater than one-half of one percent of Net Sales); and
     (k) Any other reduction or specifically identifiable amounts included in the Collaboration Product’s gross invoice that should be credited for reasons substantially equivalent to those listed above;
     Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to Third Parties shall not be deducted from the invoice price in the calculation of Net Sales. In the case of any sale or other disposal of a Collaboration Product between or among a Party and its Affiliates, or sublicensees, for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a Third Party. In the case of any sale or other disposal for value, such as barter or counter-trade, of any Collaboration Product, or part thereof, other than in an arm’s length transaction exclusively for money, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of the Collaboration Product in the country of sale or disposal. Transfers of Samples of the Collaboration Product such as for physician samples and indigent patient and similar programs (including registration samples) will not be included for purposes of determining Net Sales.
In the event the Collaboration Product is sold in a finished dosage form containing Albuferon in combination with one or more other active ingredients (a “Combination Product”), the Net Sales of the Collaboration Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as defined above in this Section) of the Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in the particular country of the Collaboration Product when sold separately in finished form and B is the weighted average sale price in that country of the other product(s) sold separately in finished form. In the event that such average sale price cannot be determined for both the Collaboration Product and the other product(s) in combination, Net Sales for purposes of determining royalty payments shall be agreed by the parties based on the relative value contributed by each component, such agreement shall not be unreasonably withheld.
1.59 “Non-Competition Period” shall mean, on a country-by-country basis, the period beginning on the Effective Date and ending on the earlier of (a) [***] after the
[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Effective Date, and (b) the expiration or termination of this Agreement with respect to each country.
1.60 “Non-Global Development Activities” shall mean clinical studies or other trials outside the Development Plan that are intended to produce data or information for use to secure Marketing Approval solely in territories outside of the United States and are not part of the global development activities or activities used to produce data or information intended to be used for registration purposes on a worldwide basis. An example of Non-Global Development Activities would include in Japan ethnic sensitivity clinical trials used to demonstrate that the Collaboration Product has substantially similar safety and efficacy characteristics in Japan as demonstrated in the global registration clinical trials.
1.61 “Out-of-Pocket Costs” shall mean direct project related expenses paid or payable to Third Parties and specifically identifiable and incurred to develop and/or commercialize the Product in the Territory (including items such as general laboratory supplies used in the Development); such expenses to have been recorded as income statement items in accordance with the Party’s Accounting Standards and for the avoidance of doubt, not including pre-paid amounts (until such amounts are used), capital expenditures or travel expenses.
1.62 “Patent Rights” means all patents, including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, extensions, registrations, and supplemental protection certificates and the like of any of the foregoing as well as applications of any of the foregoing.
1.63 “Permitted Sublicensee” shall mean the holder of any sublicense granted in writing pursuant to Article 2 of this Agreement.

1.64 “Phase I Clinical Study” shall mean a human clinical study in any country conducted in accordance with good clinical practices (“GCPs”) in a small number of healthy volunteers or patients designed or intended to establish an initial safety profile, pharmacodynamics or pharmacokinetics of product, or that would otherwise satisfy the requirements of 21 CFR §312.21(a) or any successor regulation thereto or foreign equivalents.
1.65 “Phase IIb Clinical Study” shall mean a human clinical trial in any country that is conducted in accordance with GCPs and is intended to evaluate the effectiveness of a product in dose escalation for a particular indication or indications in patients with the disease or indication under study for purposes of identifying the appropriate dose for a Phase III Clinical Study, or that would otherwise satisfy the requirements of 21 CFR §312.21(b) or any successor regulation thereto or foreign equivalents.
1.66 “Phase III Clinical Study” shall mean a human clinical trial in any country that is conducted in accordance with GCPs and the results of which could be used as pivotal to establish safety and efficacy of a product as a basis for a Marketing Approval application submitted to the FDA or the appropriate Regulatory Authority of such other country, or that would otherwise satisfy the requirements of 21 CFR §312.21(c), or any successor regulation thereto or foreign equivalents.
1.67 “Primary Detail” shall mean a Detail for a Collaboration Product in which such Collaboration Product receives the predominant portion of emphasis and time (at least sixty percent (60%) of the time) during the Detail (i.e., no other product receives more emphasis or time during the Detail).

1.68 “Promotional Materials” shall mean all written, printed, video or graphic advertising, promotional, educational and communication materials (other than Collaboration Product labeling) for marketing, advertising and promotion of the Collaboration Products for use (a) by a Sales Representative or (b) as an advertisements, direct mail piece, or via the internet or any other manner of delivery of information, in accordance with the terms of the applicable Marketing Plan.
1.69 “Regulatory Application” shall mean any application or request necessary for the development, manufacture, distribution, marketing, promotion, offer for sale, use, import, export, sale, reimbursement or pricing of a Collaboration Product, including but not limited to, any applications or requests for: (i) approval of Collaboration Product, including any BLAs, and supplements and amendments thereto; (ii) pre- and post-approval marketing authorizations (including any applications for prerequisite manufacturing approval or authorization related thereto); (iii) labeling approval; (iv) technical, medical and scientific licenses; and (v) registrations or authorizations from any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity necessary for the development, manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of Collaboration Product.
1.70 “Regulatory Approval” shall mean any official approvals by a Regulatory Authority (including pricing reimbursement approvals) in a country or region which are required for the use and/or sale of a Collaboration Product in that country or region including applicable development, manufacture, distribution, marketing, promotion, offer for sale, use, importation, exportation, sale, pricing and reimbursement approvals.

1.71 “Regulatory Authority” shall mean any applicable government regulatory authority involved in granting Regulatory Approvals for the development, manufacture, distribution, marketing, promotion, offer for sale, use, import, export, sale, reimbursement or pricing of any Collaboration Product, including, in the United States, the FDA and in the EU, the European Medicines Agency (“EMEA”), or any successor entities.
1.72 “Research Materials” shall mean those materials set forth in Appendix D, attached hereto and incorporated herein by reference.
1.73 “Royalty Term” shall have the meaning set forth in Section 7.3(c).
1.74 “Sales Representative” shall mean a professional pharmaceutical sales representative engaged or employed by either Party to conduct primarily Detailing and other promotional efforts with respect to the Collaboration Products and who has been trained by either Party in accordance with a training protocol to be agreed upon by the Parties.
1.75 “Samples” shall mean Collaboration Product packaged and distributed for free to members of the Target Audience as a complimentary trial for use with patients.
1.76 “Secondary Detail” shall mean a Detail for a Collaboration Product in which such Collaboration Product receives the second most emphasis and time (at least [***] percent ([***]) of the time) during the Detail (i.e., at most, only one other product receives greater emphasis and time during the Detail).
1.77 “Target Audience” shall mean the physicians or other health care professionals with authority to prescribe a pharmaceutical product or issue hospital orders for a
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pharmaceutical product, as may be amended from time to time as proposed by the JCC and approved by the JEC.
1.78 “Term” shall have the meaning set out in Section 15.1.
1.79 “Territory” shall mean worldwide.
1.80 “Third Party” shall mean any person or entity other than HGS, NVS, their respective Affiliates, or their employees.
1.81 “United States” shall mean the United States of America and its territories and possessions.
1.82 “Valid Claim” shall mean a claim of an issued, unexpired patent included in the HGS Patent Rights, which claim has not lapsed, been abandoned, been revoked or been held to be invalid or unenforceable by a final judgment of a court or other governmental agency or competent jurisdiction from which no appeal can be or is taken within the time allowed for appeal and which has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.
1.83 Interpretation. In this Agreement unless otherwise specified: (a) “includes” and “including” shall mean includes and including without limitation; (b) references to a Party includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking; (c) a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted; (d) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; (e) the Appendices and other attachments form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Appendices and attachments; (f) the headings in this Agreement are for information purposes only and shall not be considered in the interpretation of this Agreement; and (g) general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things.
ARTICLE 2
LICENSES
2.1 License Grants.
     (a) Co-Development License. Subject to the terms of this Agreement, HGS hereby grants to NVS an exclusive (except as to HGS and its Affiliates and sublicensees in accordance with the terms of this Agreement), sublicensable license under the HGS Collaboration Technology to Develop Collaboration Products for Commercialization in the Territory in the Field.
     (b) Commercialization License. Subject to the terms of this Agreement, HGS hereby grants to NVS an exclusive (except in the United States as to HGS and its Affiliates and sublicensees in accordance with the terms of this Agreement) royalty-bearing and sublicensable license under the HGS Collaboration Technology to make, have made, use, have used, sell, have sold, offer for sale, import, have imported and otherwise Commercialize Collaboration Products in the Territory in the Field.

     (c) Subject to the terms of this Agreement, including HGS’ rights to manufacture Collaboration Product in accordance with Article 11, HGS hereby grants to NVS an exclusive, royalty-bearing license under the Manufacturing Technology and under any Patent Rights and other intellectual property rights which may arise that are directed thereto, to develop, have developed, use, make, have made, have used, sell, have sold, offer for sale, import, have imported and otherwise Commercialize the Collaboration Products in the Territory in the Field.
2.2 License Grants for Arising Patent Rights and Know-How.
     (a) Subject to the terms of this Agreement, NVS hereby grants to HGS, an exclusive (except as to NVS and its Affiliates and sublicensees in accordance with the terms of this Agreement), sublicensable license under the NVS Arising Patent Rights, NVS Arising Know-How and NVS rights in the Joint Arising Patent Rights and Joint Arising Know-How to develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, import, have imported and otherwise Commercialize Collaboration Products in the United States in the Field.
     (b) Subject to the terms of this Agreement, HGS hereby grants to NVS, an exclusive (except in the United States as to HGS and its Affiliates and sublicensees in accordance with the terms of this Agreement), sublicensable license under HGS’ rights in the Joint Arising Patent Rights and Joint Arising Know-How to develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, import, have imported and otherwise Commercialize Collaboration Products in the Territory in the Field.
     (c) NVS hereby grants to HGS a non-exclusive, sublicensable, license to use NVS Arising Know-How and NVS Arising Patent Rights solely for use with the development and commercialization of albumin fusion based products, other than Collaboration Products, in its albumin fusion portfolio and in connection with its Albumin Fusion Know-How and Patent Rights. For the sake of clarity, this grant shall not include any manufacturing technology, other intellectual property owned by or developed by or on behalf of NVS outside the scope of the work performed by or on behalf of NVS under this Agreement or which does not solely pertain to the manufacture of albumin fusion proteins.
2.3 HGS hereby grants to NVS an exclusive license (except as to HGS and its Affiliates and sublicensees in accordance with the terms of this Agreement) to use the trademark AlbuferonTM in connection with the Collaboration Products in the Territory. HGS shall be the sole owner of such trademark and shall continue to have the right to use such trademark in connection with the Collaboration Products in the United States. HGS shall be responsible for the filing, prosecution and maintenance of the trademark AlbuferonTM and all Out-of-Pocket Costs associated therewith shall be shared equally by the Parties.
2.4 Sublicensing
          2.4.1 Neither Party shall license any Third Party rights to HGS Collaboration Technology, Manufacturing Technology, HGS Arising Patent Rights, HGS Arising Know-how, Joint Arising Patent Rights or Joint Arising Know-How, all in relation to any Collaboration Product, except as authorized under Article 2 or under Article 11 with respect to HGS’ rights to manufacture Collaboration Product.
          2.4.2 NVS. NVS shall have the right to sublicense to a Third Party any of the licenses granted under this Article 2 through written sublicense agreements in the

Territory; provided, however, that if NVS wishes to sublicense its rights under this Agreement in its entirety to a Third Party (a) in the Territory as a whole, or (b) in the United States, the EU or Japan as a whole, NVS shall obtain HGS’ prior approval, which shall not be unreasonably withheld. NVS shall provide HGS in writing with the name of any Third Party sublicensees and confirmation that the terms of such sublicense agreement are consistent with the terms contained herein. NVS shall remain responsible to HGS under this Agreement for the activities undertaken by its Third Party sublicensees in connection with this Agreement (each such Third Party to be considered a “Permitted Sublicensee”). NVS acknowledges its obligations to AB under Section 2.1.3 of the AB License and further acknowledges AB’s right to terminate the AB License with respect to any sublicensee for a breach of the applicable terms of this Agreement by NVS.
          2.4.3 Development in the United States. In the United States, either Party may sublicense (or license) to a Third Party rights with respect to specific Development activities to be undertaken as approved in the Development Plan.
          2.4.4 HGS. HGS shall have no right to license further any of the know-how or Patent Rights licensed to NVS hereunder or to sublicense the licenses granted by NVS to HGS under this Article 2 with respect to the Commercialization or Co-Promotion of the Collaboration Products in the United States, other than as allowed under Section 5.3.5, or as allowed under Article 11 (with respect to manufacture of Collaboration Product), or with the prior written consent of NVS, which shall not be unreasonably withheld. In the event of any such license or sublicense, HGS shall provide NVS in writing with the name of any such proposed Third Party licensee or sublicensee (referred to as a “sublicensee”) and confirmation that the terms of such agreement are consistent with the terms contained herein. HGS shall remain responsible to NVS under this Agreement for the activities undertaken by its Third Party sublicensees in connection with this Agreement
2.5 During the Non-Competition Period, neither Party will, directly or indirectly, commercialize any product, other than Collaboration Product, which comprises [***].
2.6 During the Term of this Agreement, without the prior written consent of NVS, HGS will not, directly or indirectly, license, assign or otherwise dispose of any of its rights in (a) the HGS Collaboration Technology (other than the Albuferon Patent Rights), Manufacturing Technology or Collaboration Products that affects the rights and licenses granted to NVS or (b) the Albuferon Patent Rights to the extent that such licensed, assigned, or disposed of rights relate to Collaboration Product. HGS will not agree to any amendment or modification to the AB License or Genentech License that adversely affects the rights and licenses granted to NVS without the prior written consent of NVS. Subject to the foregoing terms of this Article 2 and the terms of this Agreement, HGS retains the right to research, develop, manufacture and commercialize, and to grant licenses and other rights under the HGS Collaboration Technology and Manufacturing Technology to manufacture and commercialize products other than Albuferon or any other Collaboration Product.
2.7 Each Party hereby covenants not to sue the other Party for any use of intellectual property owned by such Party where such intellectual property is used to undertake the Development or Commercialization of a Collaboration Product under this Agreement and not specifically included in this Agreement.
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ARTICLE 3
GOVERNANCE OF DEVELOPMENT AND COMMERCIALIZATION OF
COLLABORATION PRODUCTS
3.1 Joint Executive Committee.
          3.1.1 Members. HGS and NVS will establish a joint executive committee (the “Joint Executive Committee” or “JEC”) made up of six (6) senior executives (three (3) representatives to be appointed by NVS and three (3) representatives to be appointed by HGS). The members of the JEC as of the Effective Date are set out in Appendix E. HGS and NVS will co-chair the JEC. One JEC member from each Party shall act as the main point of contact for the collaboration under this Agreement and will be responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration within and among the JEC, JDC and JCC and between the Parties (for NVS, this member will be the Alliance Manager).
          3.1.2 Responsibilities. The JEC shall perform the following functions: (a) manage and oversee the Development and Commercialization of the Collaboration Products pursuant to the terms of this Agreement; (b) review and approve the Development Plans and the Marketing Plans for Collaboration Products and any material amendments to the Development Plans and Marketing Plans (including the associated budgets); (c) at each meeting of the JEC, review a comparison of actual Development Expenses and Marketing Expenses to the budgeted Development Expenses and Marketing Expenses for the year-to-date, as current as practicable to a date immediately prior to the date of the meeting; (d) review and approve the progress of the other committees; (e) review and approve the trademarks for use in the United States; (f) review and approve “go/no-go” decisions and other matters referred to the JEC, including the continued Development of a particular Collaboration Product; (g) resolve disputes, disagreements and deadlocks unresolved by the other committees; (h) provide overall strategic oversight for the Collaboration Product (including potential combination products, development strategy and positioning and key messages for the Collaboration Product), (i) approving the pricing for the Collaboration Product for the United States as proposed by the JCC, (j) review publicity and publication planning; and (k) have such other responsibilities as may be assigned to the JEC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.
          3.1.3 Meetings. The JEC shall meet at least three (3) times during every Calendar Year (at least one time per Calendar Year in person), and more frequently as NVS and HGS deem appropriate or as required to resolve disputes, disagreements or deadlocks in the other committees, on such dates, and at such places and times, as such Parties shall agree; provided that the Parties shall endeavor to have the first meeting of the JEC within thirty (30) days after the establishment of the JEC. Meetings of the JEC that are held in person shall alternate between offices of NVS and HGS, or such other place as such Parties may agree. The members of the JEC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate. Meetings of the JEC may be held in person or by teleconference or video conference, as may be determined by the JEC. NVS and HGS each may, on advance written notice to the other Party, invite non-member representatives of such Party to attend meetings of the JEC.
          3.1.4 Decision Making. All decisions of the JEC shall be made by unanimous vote, with each Party having one vote. Reasonable efforts will be made to come to a consensus decision. At least one (1) representative from each Party shall be present to represent a quorum for voting purposes. With respect to any dispute between the Parties, if the JEC cannot reach consensus within ten (10) business days after the matter has been brought to the JEC’s attention, then such issue shall be referred to the Chief Executive Officer of HGS and the Chief Executive Officer of NVS for Commercialization issues and the NVS Head of Development for Development issues (the “Officers”) for resolution. If the Officers of HGS and NVS cannot agree to resolve a dispute relating to global Development issues within thirty (30) days following its referral to the Officers, then the Parties will proceed under the most current approved Development Plan and either Party may refer the dispute to mediation in accordance with Section 18.2. If the Officers of HGS and NVS cannot agree to resolve a dispute relating to Commercialization issues in the United States within thirty (30) days following its referral to the Officers, then the Parties will proceed under the most current approved Marketing Plan and either Party may refer the dispute to arbitration in accordance with Section 18.3. All decisions with respect to commercialization outside the United States shall be made by NVS and NVS will have final decision-making authority with respect to disputes related to commercialization outside the United States. For all other disputes, if the Officers of HGS and NVS cannot resolve such dispute within thirty (30) days following its referral to the Officers, then either Party may refer such dispute to arbitration in accordance with the terms of Article 18 herein.
3.2 Joint Development Committee.
          3.2.1 Members. Within thirty (30) days after the Effective Date, the Parties shall establish a development committee (the “Joint Development Committee”),

and NVS and HGS shall designate an equal number of representatives, up to a maximum total of twelve (12) members on such Joint Development Committee with an equal number from each Party. HGS and NVS will co-chair the JDC. The representation of the parties on the JDC shall consist of representatives from the minimum following functions: Technical Development, Manufacturing, Project Management, Regulatory, Commercial and Clinical. Each of NVS and HGS may replace any or all of its representatives on the Joint Development Committee at any time upon written notice to the other Party. Such representatives shall include individuals who have the relevant Development and Commercialization experience and expertise in pharmaceutical drug development.
          3.2.2 Responsibilities. The JDC will perform the following functions: (a) evaluate the scientific and commercial feasibility for, and direct, any subsequent development of Collaboration Product for any/all indications and/or additional dosage forms in the Territory, and recommend and approve the budget for the Development Expenses, (b) manage and oversee the preparation and implementation of the Development Plans and (c) approve the Target Product Profile for the Collaboration Product, which will include clinical and commercial attributes, for each indication, (d) each year beginning with the first full Calendar Year after the Effective Date, update and amend the initial Development Plan for the following Calendar Year so that it can submit such proposed Development Plans to the Joint Executive Committee by the end of October of such year for review and approval; (e) determine whether the Collaboration Product achieved the mutually agreed Target Product Profile; (f) review and recommend to the Joint Executive Committee any material amendments or modifications to the Development Plans; (g) coordinate and monitor regulatory strategy and activities for the

Collaboration Products in accordance with Article 10; (h) at each meeting of the Joint Development Committee, review a comparison of actual Development Expenses to the budgeted Development Expenses in the Development Plan for the year-to-date, as current as practicable to a date immediately prior to the date of the meeting; (i) review and recommend to the Joint Executive Committee “go/no-go” decisions for the Development of Collaboration Products; and (j) have such other responsibilities as may be assigned to the Joint Development Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.
          3.2.3 Meetings. The Joint Development Committee shall meet at least once during every Calendar Quarter, and more frequently as NVS and HGS deem appropriate or as reasonably requested by either such Party, on such dates, and at such places and times, as such Parties shall agree; provided that the Parties shall endeavor to have the first meeting of the Joint Development Committee within thirty (30) days after the establishment of the Joint Development Committee. Meetings of the Joint Development Committee in person shall alternate between the offices of NVS and HGS, or such other place as the Parties may agree. The JDC may also hold meetings by teleconference or video conference as may be determined by the JDC. The members of the Joint Development Committee also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate. NVS and HGS each may, on advance written notice to the other Party, invite non-member representatives of such Party to attend meetings of the Joint Development Committee.

          3.2.4 Development Budget. The Joint Development Committee shall review on a quarterly basis the actual Development Expenses against the budget for such expenses in the applicable Calendar Year. If in the course of its quarterly review of Development Expenses, the Joint Development Committee should determine for any Collaboration Product that for any study or activity the actual amounts incurred are likely to be higher than budgeted, the Joint Development Committee shall review the reasons for such potential overrun and determine whether such overrun is appropriate. If the Joint Development Committee determines that such overrun is appropriate, the Joint Development Committee will agree on a revised budget for such Development Expenses for such Collaboration Product for subsequent approval by the Joint Executive Committee. If the JDC determines that such overrun is not appropriate, the JDC will take such actions as required to remedy the situation and the Party incurring such excess Development Expenses shall be solely responsible for any portion of such expenses that are in excess of the lower of (a) [***] of the approved budget for the particular study or activity, (b) [***] of the approved budget for the particular Calendar Quarter and (c) [***], unless otherwise mutually agreed in writing by the Parties.
          3.2.5 Decision Making. All decisions of the JDC shall be made by unanimous vote, with each Party having one vote. Reasonable efforts will be made to come to a consensus decision, but any matters that cannot be resolved by the JDC will be presented to the JEC for resolution. At least one (1) representative from each Party shall be present to represent a quorum for voting purposes.
          3.2.6 Within thirty (30) days of the Effective Date, the JDC will establish a manufacturing subcommittee to negotiate and agree upon the Supply
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Agreement, monitor clinical supply issues, coordinate the auditing of suppliers and advise the JDC on other manufacturing and supply issues.
3.3 Joint Commercial Committee.
          3.3.1 Members. At a time agreed upon by the JEC, the Parties shall form a Joint Commercial Committee (JCC) for the United States. The Parties shall each designate up to a maximum total of eight (8) members on such JCC with an equal number from each Party. Membership shall include representation from among each Party’s commercial development and finance departments. The JCC shall be co-chaired by NVS and HGS.
          3.3.2 Responsibilities. The purpose of the initial meeting shall be to review the current status of the commercialization of Collaboration Product in the United States, prepare the Marketing Plan, and agree on an operational charter that shall set forth the principles and guidelines for the governance of the JCC. Furthermore, the JCC shall (i) determine and establish, and as required from time to time to modify, the Marketing Plan for Collaboration Product in the United States; (ii) oversee the commercialization of Collaboration Product in the United States including proposing the pricing for the Collaboration Product for approval by the JEC; (iii) proposing the trademarks for the Collaboration Product in the United States for approval by the JEC; and (iv) review ex-US commercialization issues that will have an impact on Commercialization in the United States in accordance with Section 5.6.2.
          3.3.3 Meetings. The first meeting of the JCC shall occur within thirty (30) days after the formation of the JCC. Thereafter, meetings shall be held once a Calendar Quarter. The location of such meetings shall alternate between sites selected by

NVS and HGS, unless otherwise agreed upon between the Parties. JCC meetings need not necessarily be face-to-face meetings but, upon the agreement of both Parties, can be via other methods of communication such as teleconferences and/or videoconference. NVS and HGS each may, on advance written notice to the other Party, invite non-member representatives of such Party to attend meetings of the JCC.
          3.3.4 Marketing Budget. The JCC shall review on a quarterly basis the actual Marketing Expenses against the budget for such expenses in the applicable Calendar Year. If in the course of its quarterly review of Marketing Expenses, the JCC should determine for any Collaboration Product that for any study or activity the actual amounts incurred are likely to be higher than budgeted, the JCC shall review the reasons for such potential overrun and determine whether such overrun is appropriate. If the JCC determines that such overrun is appropriate, the JCC will agree on a revised budget for such Marketing Expenses for such Collaboration Product for subsequent approval by the JEC. If the JCC determines that such overrun is not appropriate, the JCC will take such actions as required to remedy the situation and the Party incurring such excess Marketing Expenses shall be solely responsible for any portion of such expenses that are in excess of the lower of (a) [***] of the approved budget for the particular study or activity and (b) [***] of the approved budget for the particular Calendar Quarter, unless otherwise mutually agreed in writing by the Parties.
          3.3.5 Decision Making. All decisions of the JCC shall be made by unanimous vote, with each Party having one vote. Reasonable efforts will be made to come to a consensus decision, but any matters that cannot be resolved by the JCC will be
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presented to the JEC for resolution. At least one (1) representative from each Party shall be present to represent a quorum for voting purposes.
3.4 Minutes of Committee Meetings. The Parties will agree upon a standard format for the minutes of the committee meetings. Definitive minutes of all committee meetings shall be finalized no later than thirty (30) business days after the meeting to which the minutes pertain as follows:
          3.4.1 Distribution of Minutes. Within ten (10) business days after a committee meeting, the secretary of such committee (which shall alternate between a NVS and HGS member on meeting-to-meeting basis) shall prepare and distribute to all members of such committee draft minutes of the meeting. Such minutes shall provide a list of any issues yet to be resolved, either within such committee or through the relevant resolution process.
          3.4.2 Review of Minutes. The Party not providing the initial draft minutes shall have ten (10) business days after receiving such draft minutes to collect comments thereon and provide them to the secretary of such committee that prepared the initial draft minutes.
          3.4.3 Discussion of Comments. Upon the expiration of such second ten (10) business day period, the Parties shall have an additional ten (10) business days to discuss each other’s comments and finalize the minutes.
          3.4.4 Expenses. Each Party shall be responsible for all costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, a committee, including all travel and related costs and expenses.

However, Out-of-Pocket Costs that are attributable to both Parties in respect of such meetings (e.g., meeting rooms, meeting services and related costs) will be shared on an equal basis by the Parties.
ARTICLE 4
DEVELOPMENT OF COLLABORATION PRODUCTS
4.1 Responsibilities of the Parties. Subject to the general oversight of the Joint Development Committee, and subject in all instances to the specific provisions relating to regulatory matters referred to in Article 10, the Parties shall use Commercially Reasonable Efforts to Develop the Collaboration Products for Commercialization and to perform the Development activities assigned to it pursuant to the Development Plan, all in accordance with the applicable Development Plan, for a Collaboration Product. For the avoidance of doubt, NVS will control all Non-Global Development Activities.
4.2 Development Plans. The initial Development Plan for all Development activities for the Collaboration Product, which the Parties hereby approve, is attached to this Agreement as Appendix C. Prior to the end of each Calendar Year beginning with the first full Calendar Year after the Effective Date, the Joint Development Committee shall update and amend the initial Development Plan and prepare the Development Plan for the Collaboration Product for the following Calendar Year so that it can submit such proposed Development Plan to the JEC by the end of October of such year for review and approval.
          4.2.1 Criteria for Development Plans. The Development Plan for each Collaboration Product shall contain at a minimum a list and description of preclinical and clinical activities, timelines for the performance of studies in support of the Development activities for such Collaboration Product and which Party bears responsibility for such activities and a budget for the Development Expenses to complete such Development activities.
          4.2.2 Implementation of Development Plans. Each Party will inform the Joint Development Committee of ongoing implementation of the Development Plan and consider timely recommendations for improving the Development Plan. In connection with the preparation and implementation of the Development Plan, HGS and NVS will make available to the Joint Development Committee any information then in their possession pertaining to the Collaboration Products useful for such Development activities. For Non-Global Development Activities undertaken by NVS, the oversight of the JDC shall not include the timing and budget related to such activities.
          4.2.3 Development Budgets. The Development budget for the Development of the Collaboration Products shall be set forth in the Development Plan. Such Development budget shall be sufficient to fund the agreed studies and related activities necessary to obtain Marketing Approval for such Collaboration Product and generate data otherwise necessary for Commercialization as agreed by the JEC. For the avoidance of doubt, expenses for Non-Global Development Activities will not be included in the Development Plan budget or included as Development Expenses.
          4.2.4 Payment of Expenses; Development Expense. Subject to each Party’s relative percentage to fund Development Expenses and Reconciliation as provided in Article 6, each Party shall be responsible to pay for all Development Expenses incurred in performing its obligations in connection with any Development activities under a Development Plan. Each Party shall track such Development Expenses, including by identifying Development Expenses by Collaboration Product by Indication being Developed.
ARTICLE 5
CO-PROMOTION, DETAILING AND COMMERCIALIZATION
5.1 Marketing Plans. General. The JCC shall be responsible for preparing and implementing a Marketing Plan for the Commercialization of each Collaboration Product in the United States. Each Marketing Plan shall define the goals and objectives for Commercializing the Collaboration Products in the pertinent Calendar Year in the United States consistent with the applicable Development Plan.
          5.1.1 Initial Marketing Plan. At a time determined by the JEC, the JCC shall prepare the Marketing Plan for the Commercialization activities for the Collaboration Product, which such Marketing Plan shall include the minimum Detail Requirements and the budgeted Marketing Expenses.
          5.1.2 Updated Marketing Plan. Each year beginning with the first full Calendar Year after the Effective Date, the JCC shall amend and update the Marketing Plan for submission of such proposed Marketing Plan to the JEC by the end of October of such year for review and approval.
          5.1.3 Contents of Each Marketing Plan. Each Marketing Plan shall encompass the planned Commercialization strategy in the United States and the corresponding budgeted Marketing Expenses for at least one (1) Calendar Years and shall contain at a minimum, unless determined otherwise by the JEC: (a) pricing, trademarks, publications, partnering, KOLs, market research and strategy, including market size, dynamics, growth, customer segmentation, competitive analysis and Collaboration Product positioning; (b) sales forecast for the next Calendar Year; (c) medical education plan, advertising and promotion programs and strategies, including sales literature, promotional premiums, media plans, symposia and speaker programs; (d) sales plans and activity, including sales force training, and for each Party, development of appropriate sales training materials, and strategy and budget for Samples; (e) phase IV Studies to be conducted, which studies shall be included in the then-current Marketing Plan; (f) identification of the total minimum Details required to support the Collaboration Product, a firm indication of the number of Sales Representatives and Details to be provided by each Party in such period; (g) distribution activities; and (h) which Party shall be responsible for such Marketing activities.
          5.1.4 Budget for Marketing Expenses. Each Marketing Plan shall set forth the total budget for Marketing Expenses for such Collaboration Product. Such Marketing Expense budget shall be sufficient to fund the agreed pre-launch, launch and related activities necessary to optimize Commercialization of each Collaboration Product. In the event that Marketing Expenses incurred by a Party exceed the budgeted Marketing Expenses, the JCC shall attempt to address the issue in accordance with Section 3.3.4.
5.2 Commercialization Responsibilities in the United States.
          5.2.1 Joint Responsibilities. HGS and NVS will jointly manage medical affairs activities related to the launching and marketing of the Collaboration Products, including medical sciences liaisons and drug information requirements. The activities may be conducted by parallel groups in each Party with coordination through the JCC. Any other Commercialization activities in the United States that are not specified as the responsibility of HGS or NVS under this Agreement or the Marketing Plan will be jointly conducted by the Parties with direction from the JCC.
          5.2.2 HGS Responsibilities. (a) HGS shall have the sole right and responsibility to record and collect payment for sales of Collaboration Products throughout the United States; and (b) HGS shall use Commercially Reasonable Efforts to employ an appropriate management infrastructure to supervise the Sales Representatives required to oversee HGS’ obligations to perform Detail Requirements and marketing staff of sufficient size to establish, maintain and implement the Marketing Plan for the Collaboration Products.
          5.2.3 NVS Responsibilities. (a) NVS will lead the pharmacovigilance efforts with involvement from HGS; (b) NVS shall use Commercially Reasonable Efforts to employ an appropriate management infrastructure to supervise the Sales Representatives required to oversee NVS’ obligations to perform Detail Requirements and marketing staff of sufficient size to establish, maintain and implement the Marketing Plan for the Collaboration Products; and (c) NVS will be responsible for all managed care and key account management activities associated with Collaboration Products, subject to if NVS is not able to include Collaboration Product in its managed care contracts, HGS shall have the right to execute and maintain its own managed care contracts for Collaboration Product subject to the review and approval of the JCC.
5.3 Detailing Efforts.
          5.3.1 Any Co-Promotion activities conducted by the Parties shall be conducted in accordance with the Marketing Plan and as directed by the JCC. The Parties shall only use promotional materials, advertising and literature approved by the

JCC. The Parties shall market, Detail and Co-Promote the Collaboration Products in accordance with the terms of this Agreement and the relevant Marketing Plan. No Party shall be required to undertake any activity under this Agreement which it believes, in good faith, would violate any Laws.
          5.3.2 Detailing and Marketing Requirements. The JCC shall determine the targeted number of total Details and Primary Details to be performed by each Party during each Calendar Year and the Target Audience for such Details (the “Detail Requirements”). Unless otherwise agreed by the JEC, each Party is responsible for fifty percent (50%) of the Detail Requirements.
               (i) In the case where each Party is responsible for performing approximately fifty percent (50%) of the Detail Requirements, if a Party cannot perform its agreed percentage of the Detail Requirements, the other party will have the right (but not the obligation) to perform the shortfall of Details. In the event that the performing party performs more than fifty percent (50%) of the Detail Requirements, the excess Detail Costs shall be reimbursed to the performing party by the non-performing Party. If a Party cannot perform at least [***] of the Detail Requirements, the other Party will have the right (but not the obligation) to perform the shortfall of Details. In addition, the excess Detail Costs shall be reimbursed to the performing Party by the non-performing Party and the share of the Net Profits will be adjusted with the performing Party receiving an additional percentage of the Net Profit equal to [***]. In addition, if the non-performing Party does not perform at least [***]. If NVS is the terminating Party, NVS shall have the exclusive right to commercialize the Collaboration Products on a worldwide basis (including booking sales in the United States) and the royalty rate
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applicable to Net Sales of the Collaboration Products in the United States will be equal to [***] of the Net Sales in the United States; provided, however, [***]. For the purposes of determining the percentage of Detail Requirements performed by each Party, a Primary Detail shall be considered one (1) Detail and a Secondary Detail shall be considered as one-half (1/2) of a Detail. If HGS is the terminating Party, HGS may terminate the Co-Promotion in the United States and this Agreement shall remain in effect for the Territory outside of the United States in accordance with its terms.
               (ii) If the JEC decides that one party will perform less than fifty percent (50%) of the Detail Requirements, the JEC will also decide what changes to subsection (i) above are appropriate but cannot determine that the shortfall figure discussed in Subsection (i) above will be less than the lesser of (a) [***] or (b) within [***] percentage points of the agreed upon Detail Requirements to be performed by the Party.
               (iii) The right to terminate the Co-Promotion in the United States under this Section 5.3.2 shall not limit a Party’s right to terminate this Agreement in its entirety for a material breach under Section 15.3(a).
          5.3.3 Detailing Reports. Each Party shall keep complete and accurate records of all Details performed by its sales force in Co-Promoting in the United States. Within forty (40) days following the end of each Calendar Quarter, each Party shall provide the JCC with a report setting forth, in such detail and form as the JCC shall require (the “Internal Detailing Report”), based upon each Party’s internal Detailing reporting system, the total number of Details, Primary Details and Secondary Details actually performed by such Party, segmented by physician specialty of the Target
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Audience during the immediately preceding Calendar Quarter. The Parties will cooperate through the JCC to establish compatible Detail reporting and tracking mechanisms for the Co-Promotion of the Product to allow for communication of the Detailing efforts between the Parties.
          5.3.4 Records and Audits Pertaining to Details. Not more than once per calendar year, each Party or its internationally reputable authorized independent public accountant or internationally reputable audit firm shall have the right to engage the other Party’s independent public accountant, at reasonable times and upon providing reasonable notice, to audit the Detail records of the other Party relating to Co-Promotion of Collaboration Product pursuant to this Agreement with respect to the twelve (12) Calendar Quarters prior to the date of such request (provided that such data may only be audited one time). The Party requesting the audit shall bear the cost of such audit and shall make the results of any such examination available to the other Party.
          5.3.5 Each Party will perform the detailing through an internal sales force. However, HGS or NVS may subcontract a sales force, the personnel of which are trained and managed by the Party and dedicated solely to performing Detailing efforts for such Party; provided, however, that in the case of HGS, the purpose of subcontracting is to build an internal sales force where more than [***] of the subcontracted sales force is intended to transition to become employees of HGS to continue to Promote the Collaboration Product in the United States.
5.4 Training and Standards.
          5.4.1 Training Plans. The JCC shall develop training plans for the Collaboration Product. NVS and HGS shall, each at its own expense, comply with the
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training plan contained in any Marketing Plan which is otherwise consistent with provisions of this Agreement. Each Party will be responsible for supervising, training and maintaining its Sales Representatives as may be required to Detail the Collaboration Products as provided herein or in the applicable Marketing Plan, such training to include a reasonable proficiency examination relevant to the Collaboration Products given at least annually for all Sales Representatives who will be engaged in Detailing, at such Party’s own cost and expense. HGS shall have the right to participate in the training programs of NVS, and NVS shall have the right to participate in the training programs of HGS, for the purpose of ensuring overall consistency in the training programs for the Collaboration Products. Any costs and expenses incurred by either Party (including internal and external costs and expenses) in training the sales force of the other Party will be shared equally by the Parties.
          5.4.2 Assistance. The Parties shall work together to prepare any and all training materials relating to Collaboration Products for use in connection with the training of its Sales Representatives, including but not limited to learning units and any other printed, audio and video training materials. The Parties shall share the costs of the development of such training materials as Marketing Expenses.
          5.4.3 Training of Sales Representatives. All Sales Representatives of a Party have received, or will receive in a timely manner, appropriate training on proper marketing and sales techniques to be used in promoting pharmaceutical products in accordance with applicable Laws.
          5.4.4 Performance Standards. Each Party’s Sales Representatives shall meet the performance standards established by the JCC with the minimum being the customary performance standards NVS uses for its sales force (“Sales Force Performance Standards”). In the event that either Party does not meet the Sales Force Performance Standards in any Calendar Quarter (“Non-Performing Party”), the other Party may notify the Non-Performing Party of the failure and require that the Non-Performing Party implement a plan to remedy such failure for the forthcoming Calendar Quarters. If the Non-Performing Party fails to meet the Sales Force Performance Standards for another [***] consecutive Calendar Quarters within the four following Calendar Quarters, the other Party may terminate the Co-Promotion in the United States. If NVS is the terminating Party, NVS shall have the exclusive right to commercialize the Collaboration Products on a worldwide basis (including booking sales in the United States) and the royalty rate applicable to Net Sales of the Collaboration Products in the United States will be equal to [***] (for annual US Net Sales of less than [***] million), [***] (for annual US Net Sales greater than [***] million and less than [***]) and [***] (for annual US Net Sales greater than [***]) of the Net Sales in the United States; provided, however, [***]. The right to terminate the Co-Promotion in the United States under this Section 5.4.4 shall not limit a Party’s right to terminate this Agreement in its entirety for a material breach under Section 15.3(a).
          5.4.5 Joint Marketing and Sales Meetings. The Parties shall plan and implement periodic joint sales and marketing meeting, including a national launch meeting, for the Collaboration Product.
5.5 Compliance
          5.5.1 Each Party shall cause its sales representatives responsible for Detailing and Co-Promoting the Collaboration Product in the Territory to comply with all
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federal, state, provincial, territorial, governmental and local laws, rules and regulations applicable to the promotion and marketing of Collaboration Product, including, without limitation, with respect to the U.S., the Federal Food, Drug and Cosmetics Act of 1938, as amended, and the Prescription Drug Marketing Act of 1987, as amended (“PDMA”).
          5.5.2 Each Party warrants and represents that its Sales Representatives responsible for Co-Promoting Collaboration Product in the United States under this Agreement shall:
     (i) limit claims of efficacy and safety for Collaboration Product in the relevant country of the Territory to those that are (A) consistent with the approved promotional claims in the Marketing Plan and (B) consistent with the FDA-approved (or relevant Regulatory Authority-approved, whichever is applicable) prescribing information for Collaboration Product in such country;
     (ii) not add, delete or modify claims of efficacy and safety in the Promotion of Collaboration Product under this Agreement from those claims of efficacy and safety that are contained in the Marketing Plan and that are consistent with the FDA-approved (or relevant Regulatory Authority-approved, whichever is applicable) prescribing information and with applicable law;
     (iii) not make any material changes in promotional materials and literature approved by the JCC, and
     (iv) Detail Collaboration Product under this Agreement in adherence to the Marketing Plan and to applicable legal requirements.

          5.5.3 Each Party shall cause, and shall maintain written procedures to ensure that all of its Sales Representatives comply with all applicable laws, rules and regulations relating to the storage and distribution of, and accountability for, Samples of Collaboration Product. Any and all records, reports or other documentation with respect to samples of Collaboration Product for distribution in the Territory shall be maintained by each Party for as long as required by the PDMA, but in no event less than three (3) years. Each Party shall fully cooperate with the other in production and delivery of any such documentation as may be requested or required by the FDA and/or any other governmental authority.
          5.5.4 Each Party shall cause its sales representatives to act in accordance with the highest standards of the industry and in a professional, ethical and lawful manner and consistent with the Commercially Reasonable Efforts used by each Party to Commercialize the Product.
          5.6 Commercialization Responsibility Outside the United States.
          5.6.1 For the avoidance of doubt, the provisions set out above under Clauses 5.1-5.5 only apply to Commercialization of the Collaboration Product within the United States, unless expressly stated otherwise.
          5.6.2 NVS will be responsible for and have sole control over the commercialization of the Collaboration Product outside of the United States. NVS will provide to the JCC an annual high-level marketing plan for the Territory outside the United States. At each JCC meeting, NVS will provide a summary of the status of the commercialization efforts outside the United States. The JCC will have a standing agenda item to discuss any ex-US commercialization issues that affect the US and vice versa. To the extent required, NVS will coordinate with the JCC in relevant activities, such as with respect to the branding and product description of the Collaboration Product and, if necessary, NVS and HGS will establish joint teams to calibrate relevant activities. For the avoidance of doubt, NVS shall have sole discretion over decisions relating to commercialization of the Collaboration Product outside the US (including decisions on pricing and reimbursement).
          5.6.3 In the event that NVS elects to have a Third Party co-promote a Collaboration Product outside of the United States, NVS shall first inform HGS. HGS will then be provided a reasonable opportunity to present a proposal for the co-promotion of the Collaboration Product in the applicable country or countries. NVS will consider such proposal in good faith, and if NVS decides, in its sole discretion, to accept the proposal, the Parties will negotiate in good faith a mutually acceptable addendum to this Agreement to reflect such co-promotion activities, appropriate financial terms and other requirements. However, NVS will not be obligated to enter into any co-promotion arrangement with HGS outside the United States.
          5.6.4 NVS shall have the sole right and responsibility to record and collect payment for sales of Collaboration Products outside the United States.
          5.6.5 NVS warrants and represents that its Sales Representatives responsible for sales of Collaboration Product in the Territory outside the United States under this Agreement shall:
     (i) limit claims of efficacy and safety for Collaboration Product in the relevant country of the Territory to those that are consistent with the relevant

Regulatory Authority-approved prescribing information for Collaboration Product in such country;
     (ii) not add, delete or modify claims of efficacy and safety in the Promotion of Collaboration Product under this Agreement from those claims of efficacy and safety that are consistent with the relevant Regulatory Authority-approved prescribing information and with applicable law;
     (iii) Detail Collaboration Product under this Agreement in adherence to applicable legal requirements.
ARTICLE 6
DEVELOPMENT AND COMMERCIALIZATION PAYMENTS AND REPORTS
6.1 Costs and Expenses; Payments.
          6.1.1 Co-Development Expenses. During the Term of this Agreement, HGS and NVS shall share equally the Development Expenses of all Development activities under the Development Plan for the Collaboration Product in the Territory. NVS and HGS shall each pay fifty percent (50%) of any Development Expenses that are associated with global development activities or activities to produce data or information intended to be used for registration purposes on a worldwide basis, including, for example, the EU and the United States, subject to reconciliation in Section 6.4.3. NVS will be solely responsible for development expenses associated with Non-Global Development Activities. Additionally, upon the first dosing of a patient in the first Phase III Clinical Study approved in the Development Plan, NVS will pay to HGS a non-refundable, non-creditable reimbursement for development costs incurred by HGS prior to the Effective Date totaling [***] within [***] days of the receipt of an invoice from HGS.
          6.1.2 Marketing Expenses in the United States. HGS shall be responsible and pay for fifty percent (50%) and NVS shall be responsible and pay for fifty percent (50%) of the Marketing Expenses (including Detailing Costs) for Commercialization of the Collaboration Products in the United States under the Marketing Plan, regardless of where such expenses are incurred.
          6.1.3 Commercialization Funding in the Territory outside of the United States. NVS shall be solely responsible and pay for one hundred percent (100%) of the Marketing Expenses for Commercialization of the Collaboration Products in the Territory outside of the United States.
          6.2 Sharing Net Profits in the United States. HGS and NVS will share equally (50/50) in the Net Profits from sales of Collaboration Product in the United States. For the avoidance of doubt, during the period the Parties are co-promoting the Collaboration Products in the United States, NVS will have no obligation to pay royalties on Net Sales of the Collaboration Products in the United States.
          6.3 Notwithstanding anything to the contrary contained in this Agreement, each Party shall have no obligation to make any milestone payments, license fees/payments, or any other type of payments or fees which are not expressly stated hereunder to the other Party under this Agreement.
6.4 Reports.
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          6.4.1 NVS Report. Within thirty-five (35) days after the end of each Calendar Quarter, NVS shall submit to HGS a written report (each, a “NVS Report”) setting forth in reasonable detail the following items during such Calendar Quarter (where such items are necessary in order to determine the financial reconciliation or the appropriate payment to a Party):
               (i) Development Expenses incurred by NVS;
               (ii) Marketing Expenses incurred by NVS;
               (iii) COGS for the Collaboration Product (except for any COGS separately reimbursed under a supply agreement between the Parties);
               (iv) Royalties, if any, paid by NVS to Third Parties;
               (v) Detail Costs for the Collaboration Product; and
               (vi) Net Sales of Collaboration Products.
          6.4.2 HGS Report. Within thirty-five (35) days after the end of each Calendar Quarter, HGS shall submit to NVS a written report (each, an “HGS Report”) setting forth in reasonable detail the following items during such Calendar Quarter (where such items are necessary in order to determine the financial reconciliation or the appropriate payment to a Party):
               (i) Development Expenses incurred by HGS;
               (ii) Marketing Expenses incurred by HGS;

               (iii) COGS for the Collaboration Product including the markup (except for any COGS separately reimbursed under a supply agreement between the Parties);
               (iv) Royalties, if any, paid by HGS to Third Parties;
               (v) Detail Costs for the Collaboration Product; and
               (vi) Net Sales of Collaboration Product.
          6.4.3 Financial Reconciliation. Within forty-five (45) days after the end of each Calendar Quarter, commencing with first Calendar Quarter during which the Effective Date occurs, HGS shall, using the NVS Report and the HGS Report, prepare a reconciliation report for the Collaboration Product (the “Reconciliation Report”) which shall show the Development Expenses either Party may owe the other, Marketing Expenses, Costs of Goods, Royalties and Detail Costs and the resulting Net Profit, if any, owed by HGS to NVS or by NVS to HGS, as the case may be. Such Reconciliation Report will be provided to the JEC for approval. Such approval must occur within ten (10) days of receipt thereof. After approval of the Reconciliation Report by the JEC, NVS or HGS, as the case may be, shall invoice the other within ten (10) days of approval and such other Party shall pay the applicable net amount within thirty (30) days of receipt of the applicable invoice.
ARTICLE 7
UPFRONT AND MILESTONE PAYMENTS AND ROYALTIES
7.1 In partial consideration for the licenses and rights granted to NVS hereunder, NVS shall pay to HGS a non-refundable, non-creditable, upfront license fee of Forty-Five

Million US Dollars ($45,000,000.00). HGS shall invoice such amount on or after the Effective Date and such payment shall be due and payable within thirty (30) days of NVS’ receipt of such invoice.
7.2 Milestone Payments.
     (a) First Indication Milestones. Upon the first achievement of the following milestone events by HGS, NVS, Affiliates or its Permitted Sublicensees under this Agreement for the First Indication only for the Collaboration Product arising hereunder, HGS shall invoice and NVS shall pay the following one-time milestone payments:

Milestone Event	First Indication
(a) [***]	U.S. $[***]
(b) [***]	U.S. $[***]
(c) [***]	U.S. $[***]
(d) [***]	U.S. $[***]
(e) [***]	U.S. $[***]
(f) [***]	U.S. $[***]
[***]	U.S. $[***]
     (b) Net Sales Milestones for sales of Collaboration Products. Upon the first achievement of the following milestone events for the cumulative Net Sales of all Collaboration Products in any Calendar Year in the Territory under this Agreement, NVS shall pay HGS the following one-time milestone payments:

Milestone Event	Amount
First Calendar Year in which annual Net Sales exceed [***]	[***]
First Calendar Year in which annual Net Sales exceed [***]	[***]
First Calendar Year in which annual Net Sales exceed [***]	[***]
First Calendar Year in which annual Net Sales exceed [***]	[***]
Total Net Sales Milestones	[***]
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     (c) If NVS achieves any of the milestone events stated above in Section 7.2(a) and (b), NVS shall notify HGS in writing within thirty (30) days on the achievement of any milestone event stated above. Upon achievement by HGS or NVS of a milestone, HGS shall send NVS a written invoice for the applicable milestone payment. The milestone payments set forth in Sections 7.2(a) and 7.2(b) shall be payable within thirty (30) days after the day on which NVS receives HGS’ invoice therefor.
     (d) Each milestone payment in Section 7.2(a) and 7.2(b) will be made only one time under this Agreement, regardless of how many times each such milestone is achieved for a Collaboration Product for the First Indication.
     (e) Milestone payments payable pursuant to this Section 7.2 are not creditable against the royalties set forth in Section 7.3.
     (f) In the event that a Collaboration Product is replaced by a back-up or follow-up Collaboration Product in the First Indication, such back-up or follow-up Collaboration Product will only trigger milestones which were not achieved by the previous Collaboration Product that such back-up or follow-up Collaboration Product has replaced. In addition, no milestone payments will be due for the development and commercialization of Collaboration Products for other indications.
7.3 Royalties payable by NVS in the Territory outside the United States.

     (a) Subject always to all other applicable provisions of this Agreement, in partial consideration for the licenses granted in Article 2, NVS shall pay to HGS royalties on Net Sales of Collaboration Products by NVS and its Affiliates and Permitted Sublicensees in any Calendar Year in the Territory outside the United States (“Ex-US Net Sales”) at the following rates:

Net Sales in Calendar Year	Royalty Rate [***]
[***]	[***]	%
[***]	[***]	%
[***]	[***]	%
     (b) Upon expiration of or any other reason for the non-applicability or reduction of the Genentech Royalty with respect to any particular Net Sales, the royalty rate set out above will [***]. Furthermore, upon expiration of or any other reason for the non-applicability or reduction of the AB Royalty, with respect to any particular Net Sales, the royalty rate set out above will [***].
     (c) Applicability of Royalty Obligations. The royalty described in Section 7.3(a) shall be payable on Net Sales beginning with the First Commercial Sale, on a country-by-country and product-by-product basis, until the date which is the later of (i) [***] after the First Commercial Sale and (ii) the date upon which there is no existing Valid Claim [***]. Following the Royalty Term on a product-by-product and country-by-country basis, NVS’ licenses with respect to such Collaboration Products shall
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continue in effect, but become fully paid-up, royalty-free, transferable, perpetual and irrevocable.
     (d) During the Royalty Term, in any country in which there is no existing Valid Claim within the HGS Patent Rights claiming Albuferon in the country of sale and at the time of sale, NVS shall pay a royalty in respect of the HGS Know-How licensed hereunder equal to [***] of the HGS Net Royalty Rate set forth in Section 7.3(a) above on the Ex-US Net Sales of such Product in such country. The reduced royalty rate for such Net Sales shall be equal to [***] average royalty rate on the Ex-US Net Sales. An example of this calculation is set out in Appendix G.
7.4 AB Royalties. On behalf of both Parties, HGS shall pay to AB a royalty of [***] of Net Sales of the Collaboration Products worldwide pursuant to and in accordance with the AB License (“AB Royalty”) for so long as required by the terms of the AB License. For the purposes of the AB royalty, if the Collaboration Product is sold as a Combination Product and the Net Sales are calculated using Combination Product Net Sales, [***]. In the United States, the AB Royalty will be considered as a Marketing Expense in the determination of the Net Profit and shared by the Parties. Such royalty shall only be payable as long as required by the terms of the AB License.
7.5 Genentech Royalties. On behalf of both parties hereto, HGS shall pay to Genentech a royalty of [***] of Net Sales of the Collaboration Products worldwide pursuant to and in accordance with the AB and Genentech Licenses (“Genentech Royalty”). For the purposes of the Genentech royalty, if the Collaboration Product is sold as a Combination Product and the Net Sales are calculated using Combination Product Net Sales, [***]. In the United States, the Genentech Royalty will be considered as a
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Marketing Expense in the determination of the Net Profit and shared by the Parties. Such royalty shall only be payable as long as required by the terms of the AB and Genentech License.
7.6 Sublicensee payments. If NVS sublicenses its rights to the Collaboration Product in the Territory, HGS will receive the payments and royalties to which is entitled pursuant to Articles 6 and 7 of this Agreement.
7.7 Third Party Royalties excluding the AB and Genentech Royalties. [***]. If NVS and HGS deem it necessary to acquire a royalty-bearing license from any Third Party in order to develop, manufacture or commercialize a Collaboration Product, then the Parties shall [***].
7.8 Competitive Products. In the event a Competitive Product is marketed by a Third Party in any country outside of the United States and the Net Sales of the Collaboration Product in such country in any Calendar Year are reduced below a level of [***] as compared with the Net Sales of such Collaboration Product in the preceding Calendar Year in such country, then the HGS Net Royalty rates applicable to the Collaboration Product in such country for the remainder of the Royalty Term shall be reduced by [***] in addition to any other reductions or deductions available to NVS. The deduction shall not apply to the portion of the royalty that corresponds to the amount HGS owes as the AB and Genentech Royalties where applicable pursuant to the AB and Genentech Agreements. The reduced royalty rate shall be calculated in the same manner as the reduced royalty contemplated by Clause 7.3(d) and Appendix G.
7.9 Beginning with the Calendar Quarter of the First Commercial Sale of the Collaboration Product in Territory outside the United States, within forty-five (45) days
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after the end of each Calendar Quarter in which there are Net Sales, NVS shall submit a written report to HGS stating the amount of Net Sales in such calendar quarter and the amount of royalty due hereunder with respect to such Net Sales. Such written report shall describe, unless otherwise agreed by AB and to the extent reasonably practicable for NVS in accordance with its then-current global reporting and accounting system, for each calendar quarter the aggregate gross sales and Net Sales of Collaboration Products by country, including the Net Sales in the local currency and the corresponding U.S. Dollar amount, place of manufacture, number, description and the total royalty due.
ARTICLE 8
PAYMENTS AND AUDITS
     8.1 If a Party does not make any payments due under this Agreement at the times that they are due, then the non-paying Party shall pay interest on each late payment, to the extent permitted by applicable law, at a rate of [***] percentage points [***] over the annual USD LIBOR (3 months), for the date on which such payment becomes delinquent, calculated daily.
     8.2 All payments shall be made in U.S. dollars. With respect to amounts invoiced or incurred in a currency other than United States Dollars, all such amounts shall be expressed both in the currency in which the amount was invoiced or incurred and in the United States Dollar equivalent. With respect to NVS, the United States Dollar equivalent shall be calculated using NVS’ then-current standard exchange rate methodology applied in its external reporting (which is ultimately based on official rates such as Reuters and the European Central Bank) for the conversion of foreign currency sales into United States Dollars. With respect to HGS, the United States Dollar
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equivalent shall be calculated using HGS’ then current standard exchange rate methodology applied in its external reporting (which is ultimately based on official rates such as the Wall Street Journal or Reuters) for the conversion of foreign currency sales or other relevant charges or costs into United States Dollars.
8.3 Each Party shall provide to the other Party an invoice for all amounts due to it under this Agreement substantially in the form set out in Appendix F. Unless otherwise noted, payments on such invoices shall be made within thirty (30) days of the Party’s receipt of the applicable invoice.
8.4 Payments to each Party shall be made by electronic wire transfer of immediately available funds to the account of the Party, as designated in writing to the other Party.
8.5 Each Party shall be responsible for any and all taxes levied on account of amounts it receives under this Agreement. If a Party is required by law, rule or regulation to withhold taxes from the types of payments due to the other Party hereunder, such Party shall (a) deduct those taxes from the amount otherwise remittable to the other Party hereunder, (b) pay such taxes to the proper taxing authority and (c) send evidence of the obligation together with proof of payment to the other Party within ninety (90) days following such payment.
8.6 No part of any amount payable to NVS or HGS under this Agreement may be reduced due to any counterclaim, set-off, adjustment or other right which a Party might have against the other Party, any Third Party or otherwise.
8.7 Each Party shall keep complete, true and accurate records of the Net Sales for not less than three (3) years following the end of the Calendar Quarter in which such sales were made. Each Party shall make such records available to an internationally reputable independent certified public accountant or internationally reputable audit firm representing the auditing Party, who will not be unreasonably rejected by the non-auditing Party, provided that such representative has entered into a confidentiality agreement with the non-auditing Party limiting the use of such records to verification of the accuracy of payments due hereunder and prohibiting the disclosure of information in such records to the auditing Party or to any Third Party for any purpose. Audits of such records shall be conducted no more frequently than annually (and once with respect to each period of time being audited) and upon at least thirty (30) days prior written notice during reasonable business hours. Audits shall be limited to results in the twelve (12) Calendar Quarters prior to audit notification. Such accountant shall provide the non-auditing Party with a copy of any written report prepared or given to the auditing Party in connection with such audits. Any claims of underpayment or overpayment will be submitted to the non-auditing Party within thirty (30) days of the final written report. All such audits shall be conducted at the auditing Party’s cost and expenses; provided, however, that if the audit reveals an underpayment to the auditing Party of more than [***], the non-auditing Party shall pay for the cost and expense of the audit.
ARTICLE 9
DILIGENCE.
9.1 The parties acknowledge that lack of commercially reasonable efforts in Development and/or Commercialization of a Collaboration Product will diminish the value of this Agreement to both HGS and NVS. Accordingly, HGS and NVS shall each use Commercially Reasonable Efforts to perform their respective obligations under the Agreement.
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9.2 Each Party shall perform, or cause to be performed, any and all of its obligations as set forth in this Agreement, including those obligations identified in this Article 9, in compliance in all material respects with all applicable laws.
9.3 In addition to the other diligence requirements in this Article 9, HGS and NVS shall each use Commercially Reasonable Efforts to obtain Marketing Approvals as expeditiously as reasonably practicable to market at least one Collaboration Product in the United States, Japan and in each Major EU Market, and following such approval, to Commercialize the Collaboration Product in such country.
9.4 Each Party will use Commercially Reasonable Efforts to maximize the commercial potential of the Collaboration Products on a global basis.
ARTICLE 10
REGULATORY MATTERS
10.1 Regulatory Filings.
          10.1.1 HGS shall be responsible for obtaining, registering and maintaining all regulatory and/or governmental filings necessary to develop, register and market a Collaboration Product in the United States, including the IND and BLA. HGS shall obtain, register and maintain such Regulatory Approvals and Applications in accordance with the Development Plan and as directed by the JDC. NVS shall be responsible for obtaining, registering and maintaining all regulatory and/or governmental filings necessary to develop, register and market a Collaboration Product in the Territory outside of the United States, including MAAs and to the extent agreed upon by the JDC clinical trial authorization (CTAs). Notwithstanding the foregoing, NVS will be responsible for compiling the Common Technical Document (CTD) on a worldwide basis with appropriate participation from HGS as determined by the JDC.
          10.1.2 Each Party shall have primary responsibility for clinical drug development activities related to studies designated as its responsibility under the Development Plan, and as directed by the JDC, including the submission and maintenance of parallel investigational new drug applications and CTAs with cross references, as necessary, to the other Party’s Regulatory Applications or Regulatory Approvals. Each Party shall hold the database and be the lead on data entry, statistics, quality assurance and writing on all studies designated as its responsibility under the Development Plan. Notwithstanding the foregoing, the Parties will agree upon using compatible database formats to allow for the merging of each Party’s database with the other for analytical and reporting purposes.
          10.1.3 Each Party shall promptly provide to the other Party copies of any material documents or other correspondence received from the Regulatory Authorities (including any minutes of material meetings or teleconferences) pertaining to the development or commercialization of Collaboration Product in the Territory and upon request will provide the other with full access to its regulatory documentation relating to the Collaboration Products and will authorize the relevant Regulatory Authority to provide such access.
          10.1.4 Each Party shall be allowed to attend and participate in material meetings with Regulatory Authorities significant for the global Development Plan for the Collaboration Products. The Party scheduling such negotiations and meetings shall attempt to coordinate with the other Party in order to allow such other Party the ability to attend and participate in such negotiations and meetings.
          10.1.5 Each Party shall have the right to cross-reference and use the regulatory filings of the other Party for the purposes of obtaining, maintaining and defending Regulatory Approvals for the Collaboration Product.
10.2 Each Party shall fulfill and discharge all obligations under applicable governmental law, rule or regulation or otherwise, as well as procedures ensuring timely compliance with all laws, rules and regulations as are reasonable in accordance with accepted business practices and legal requirements to maintain the authorization and/or ability to manufacture, finish, package, store and label Collaboration Product in the Territory, and to import, sell, or market Collaboration Product in the Territory, including, without limitation, the following:
          10.2.1 The maintenance of all Regulatory Approvals necessary for the manufacture, finishing and labeling of Collaboration Product in the Territory in accordance with cGMP, and for the use and marketing of Collaboration Product for all approved indications including, without limitation, maintaining such records and filing such reports as may be required under the provisions of all applicable laws and regulations including all advertising and promotional literature and labeling relating to Collaboration Product.
          10.2.2 The procedures for sharing and reporting of adverse events encountered by each Party for Collaboration Product in the Territory shall be as set forth in a pharmacovigilance agreement agreed to between the Parties, which shall be entered into by the Parties within [***] days of the Effective Date.
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          10.2.3 NVS shall lead the pharmacovigilance efforts and shall create a global safety database which shall include all serious adverse events from clinical trials, all spontaneous adverse events and other relevant clinical safety information relating to Collaboration Product, in accordance with procedures set forth in the agreed pharmacovigilance agreement. Such information shall be shared with and made readily available to HGS.
10.3 In accordance with Section 14.3, both Parties shall be permitted to publish on its clinical trial register summaries of results of all clinical trials conducted by either Party with respect to the Collaboration Product after the Effective Date of this Agreement without being required to obtain the other Party’s approval.
ARTICLE 11
SUPPLY; MANUFACTURE OF COLLABORATION PRODUCT
11.1 Manufacture and Supply of Albuferon. Subject to the terms and conditions of this Agreement and the Supply Agreement (defined below), HGS shall be responsible to supply, or to obtain supply, for worldwide requirements of Albuferon to enable the Parties to fulfill their obligations to Develop and Commercialize Collaboration Products under this Agreement.
11.2 Manufacture and Supply of Collaboration Product. NVS shall be responsible to supply, or to obtain supply, for worldwide commercial requirements of Collaboration Product. The Parties shall jointly be responsible, working together through the relevant committee, for the development program and supply of clinical materials of Collaboration Product for Development and through development scale-up and BLA enabling activities. The Development Plan for Collaboration Product will outline roles and responsibilities pertaining to Collaboration Product development and be approved by the JDC.
11.3 Supply Agreement. The manufacture and supply of Albuferon and the Collaboration Product to be provided by the Parties hereunder shall be subject to a separate supply and quality agreement (“Supply Agreement”) to be negotiated between the parties hereto within [***] of the Effective Date. Such Supply Agreement shall include any and all standard and customary terms addressing all aspects of the manufacturing process for Albuferon and the Collaboration Product and the responsibilities of each Party with respect thereto, including the establishment of a manufacturing subcommittee of the JDC (or as a standalone committee if agreed by the Parties), audit provisions for confirming COGS and possible COGS reduction incentives/programs. If the Parties do not agree upon the terms of a Supply Agreement, such dispute shall be subject to the provisions of Section 18 herein. The Supply Agreement shall also contain provisions that in the event that an issue arises while HGS is manufacturing supplies of Albuferon and/or NVS is manufacturing supplies of Collaboration Product which would significantly impact the supplying Party’s ability to deliver the mutually agreed amount of Albuferon and/or Collaboration Product to the mutually agreed quality specifications, including issues related to capacity, safety or quality, then the Parties must meet to consider and mutually determine via the manufacturing sub-committee of the JDC what reasonable manufacturing alternatives are available to the Parties, including, but not limited to, granting the other Party the right to manufacture Albuferon or Collaboration Product, as the case may be or, if such other Party is not capable or willing to manufacture, to have a Third Party manufacture Albuferon or the Collaboration Product. In the United States, all Collaboration Product
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labels, commercial packs and promotional material in the Territory shall contain the HGS and NVS names and logos in equal prominence to the extent legally permissible. If requested by NVS, the Supply Agreement will also set forth the process for establishing a second source of supply for Albuferon.
11.4 A forecast for Development and Commercialization of the Collaboration Products shall be prepared and periodically updated by the JCC (and the JDC during development) and coordinated with the applicable Development and Marketing Plans for Collaboration Products through the Joint Commercial Committee and through the Joint Executive Committee for Commercialization.
11.5 Cost of Supply.
          11.5.1 For the commercial supply of Albuferon in the United States, HGS shall supply Albuferon to NVS (FCA, Incoterms 2000) [***], and NVS shall be responsible for shipping, insurance and other related expenses. For the commercial supply of Collaboration Product in the United States, NVS shall supply such Collaboration Product [***]. For the development supply of the Collaboration Product, each Party will supply Albuferon and the Collaboration Product [***].
          11.5.2 For the commercial supply of Albuferon in the Territory outside of the United States, HGS shall supply such Collaboration Product to NVS (FCA, Incoterms 2000) [***], and NVS shall be responsible for shipping, insurance and other related expenses. Such price shall be subject to adjustments based on [***].
11.6 NVS acknowledges that the Research Materials represent a significant investment on the part of HGS. NVS acknowledges that the Research Materials, if transferred to
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NVS hereunder, in Appendix D are transferred solely to permit NVS to commercially manufacture Collaboration Products and agrees to retain control thereof. For the purposes of this Section 11.6, “commercially manufacture” shall mean the manufacture of supplies of the Collaboration Product for Phase I Clinical Studies, Phase II Clinical Studies and Phase III Clinical Studies as well as the manufacture of commercial supplies of the Collaboration Product for sale in the Territory. Furthermore, NVS agrees to retain control of the Research Materials and to transfer the Research Materials to any Third Party only for the purposes of manufacturing Collaboration Product for NVS. NVS shall inform HGS upon any transfer of the Research Materials to a Third Party, which notification may be provided through the JDC, JCC or JEC. If NVS breaches this provision relating to the transfer of the Research Materials to a Third Party and such breach is considered a breach of the AB License by HGS, HGS shall have the option to terminate this Agreement forthwith, notwithstanding the notice provision in Section 15.3.
ARTICLE 12
PATENTS
12.1 Subject to the license grants in Article 2 herein, HGS owns or controls the Albumin Fusion Know-How, Albumin Fusion Patent Rights, Albuferon Patent Rights and Manufacturing Technology and all HGS Arising Patent Rights and HGS Arising Know-How and NVS owns or controls the NVS Arising Patent Rights and NVS Arising Know-How. Joint Arising Know-How and Joint Arising Patent Rights shall be jointly owned by HGS and NVS. Subject to the licenses and other provisions of this Agreement, each Party may use and sublicense the Joint Arising Know-how and Joint Arising Patent Rights as it determines, without any required approvals from or accounting to the other Party.

12.2 NVS will prepare, file, prosecute and maintain Joint Arising Patent Rights and NVS Arising Patent Rights. In the event that NVS intends to abandon or decline responsibility for any or all of Joint or NVS Arising Patent Rights, NVS shall provide reasonable prior written notice to HGS of such intention to abandon or decline responsibility, and HGS shall have the right, at its own expense, to file, prosecute and maintain such Joint or NVS Arising Patent Rights.
12.3 HGS Responsibilities.
     (a) Albumin Fusion Patent Rights, Albuferon Patent Rights and HGS Arising Patent Rights. HGS, or the Party who bears such responsibility under the AB License, will prepare, file, prosecute and maintain all Albumin Fusion Patent Rights, Albuferon Patent Rights and HGS Arising Patent Rights. HGS shall, in a timely fashion, provide NVS with copies of all written correspondence with the United States Patent and Trademark Office and all substantive communications from foreign patent offices pertaining to the filing, prosecution and maintenance of the Albumin Fusion Patent Rights (to the extent related to Collaboration Product), the Albuferon Patent Rights and the HGS Arising Patent Rights, and shall provide NVS with a timely and adequate opportunity to review and provide written comments on such matters which shall be reasonably taken into account by HGS or the outside counsel prosecuting such patent rights. HGS shall keep NVS advised on a quarterly basis, through the JEC, on the status of pending patent applications, including the grant of any Albumin Fusion Patent Rights (to the extent related to Collaboration Product), Albuferon Patent Rights and HGS Arising Patent Rights. NVS may identify in writing to HGS certain countries in which NVS desires that HGS, or the party who bears such responsibility under the AB License, file, prosecute and maintain certain Albumin Fusion Patent Rights (to the extent related to Collaboration Product), Albuferon Patent Rights and/or HGS Arising Patent Rights. In the case of the Albumin Fusion Patent Rights (to the extent related to Collaboration Product), Albuferon Patent Rights and/or HGS Arising Patent Rights, including those HGS Arising Patent Rights for which HGS bears responsibility under the AB License, HGS shall thereafter file, prosecute and maintain such Albumin Fusion Patent Rights (to the extent related to Collaboration Product), Albuferon Patent Rights and/or HGS Arising Patent Rights in such country or countries. If HGS decides not to file, prosecute or maintain the Albumin Fusion Patent Rights (to the extent related to Collaboration Product), Albuferon Patent Rights or the HGS Arising Patent Rights in such countries identified by NVS and provided that HGS has the right to grant such right to NVS, HGS shall notify NVS of such decision in a timely fashion, and upon NVS request, HGS, in collaboration with NVS and using outside counsel mutually acceptable to HGS and NVS, shall file, prosecute and maintain such Albumin Fusion Patent Rights (to the extent related to Collaboration Product), Albuferon Patent Rights and/or HGS Arising Patent Rights in those countries and such Patent Rights will not be considered in determining whether any royalty is payable by NVS to HGS (or for determining the Royalty Term) under this Agreement; NVS shall responsible for all external costs and expenses relating to the preparation, filing, prosecution and maintenance of such Patent Rights. HGS shall at all times during its filing, prosecution, and maintenance of the Albumin Fusion Patent Rights (to the extent related to Collaboration Product), Albuferon Patent Rights and HGS Arising Patent Rights, use Commercially Reasonable Efforts to protect the commercial value of and maintain the Albumin Fusion Patent Rights, Albuferon Patent Rights and the HGS Arising Patent Rights.

     (b) Manufacturing Technology. HGS shall have the right, but not the obligation, to file, prosecute and maintain all patent rights owned or controlled by HGS which claim the Manufacturing Technology; provided however, HGS only has the right if AB does not have the right and responsibility under the AB License. To the extent HGS has the right to file, prosecute and maintain those Patent Rights owned or controlled by HGS which claim the Manufacturing Technology, and to the extent such Patent Rights are directly related to the manufacture of Albuferon, NVS may identify in writing to HGS certain countries in which NVS desires that HGS file, prosecute and maintain such patent rights. HGS shall thereafter file, prosecute and maintain such patent rights which claim the Manufacturing Technology in such country or countries. If HGS does not file, prosecute and maintain such patent rights in such countries identified by NVS and provided that HGS has the right to grant such right to NVS, NVS shall have the right to file, prosecute and maintain such patent rights in those countries.
     (c) All information, papers, and other materials provided by either Party to the other in accordance with this Section 12 shall be subject to the confidentiality provisions of this Agreement. The Parties shall share equally all external costs and expenses relating to the preparation, filing, prosecution and maintenance of the Albuferon Patent Rights relating to Collaboration Products. Otherwise, the Party controlling the preparation, filing, prosecution and maintenance of the Patent Rights shall be responsible for all costs related thereto. If outside counsel costs are incurred in connection with the preparation, filing, prosecution and maintenance of Albumin Fusion Patent Rights, Albuferon Patent Rights and HGS Arising Patent Rights, such outside counsel shall be mutually acceptable to both HGS and NVS. The Parties hereby agree that Finnegan Henderson Farabow

Garrett & Dunner LLP is acceptable as outside counsel for the purposes of this Section 12.3.
12.4 Enforcement.
     (a) In the event that either NVS or HGS becomes aware of any infringement of any issued patent with the Patent Rights (except with respect to the Genentech Patent Rights) which infringement involves the HGS Collaboration Technology and/or Manufacturing Technology to which NVS has an exclusive license, it will notify the other Party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement by such Third Party.
     (b) Under the AB License, AB (or its assignee) has the first right (but not the obligation) to bring suit to abate any infringement or misappropriation of the Albumin Fusion Patent Rights, Albuferon Patent Rights and HGS Arising Patent Rights (to the extent such are jointly owned by HGS and AB). NVS will reasonably cooperate with AB in preparing and presenting any such suit or action.
     (c) If AB declines to initiate a suit to abate any infringement or misappropriation, then HGS shall have the first right (but not the obligation), using counsel of its choice, to bring suit to abate any infringement or misappropriation of the Albumin Fusion Patent Rights, Albuferon Patent Rights and HGS Arising Patent Rights. HGS shall also have the first right (but not the obligation), using counsel of its choice, to bring suit to abate any infringement or misappropriation of the Manufacturing Technology. NVS will reasonably cooperate with HGS in preparing and presenting any such suit or action. In the United States, both Parties will equally share the costs and expenses of such suit and any recovery or damages derived from such an action or suit shall be deemed Net Profit. In the Territory outside of the United States, the Party bringing the claim shall bear responsibility for all costs and expenses and any recovery or damages derived from such an action or suit (after the parties are reimbursed for their costs and expenses) shall be paid to NVS and considered Net Sales for purposes of calculating the royalties due under this Agreement.
     (d) If HGS does not initiate a suit to abate any infringement or misappropriation in accordance with Section 12.4(c) within ninety (90) days of acquiring the right to do so in the applicable country or countries, then NVS may do so. HGS shall reasonably cooperate with NVS in preparing and presenting such action or suit. In the United States, both Parties will equally share the costs and expenses of such suit and any recovery or damages derived from such an action or suit shall be deemed Net Profit. In the Territory outside of the United States, the Party bringing the claim shall bear responsibility for all costs and expenses and any recovery or damages derived from such an action or suit (after the parties are reimbursed for their costs and expenses) shall be paid to NVS and considered Net Sales for purposes of calculating the royalties due under this Agreement.
     (e) NVS shall have the right (but not the obligation) to bring suit to abate any infringement or misappropriation of the Joint Arising Patent Rights. HGS will reasonably cooperate with NVS in preparing and presenting any such action or suit. In the United States, both parties will equally share the costs and expenses of such suit and any recovery or damages derived from such an action or suit shall be deemed Net Profit. In the Territory outside of the United States, NVS shall bear responsibility for all costs and expenses and any recovery or damages derived from such an action or suit relating to the Joint Arising Patent Rights (after the parties are reimbursed for their costs and expenses) shall be considered Net Sales for purposes of calculating the royalties due under this Agreement.
     (f) If NVS does not initiate a suit to abate any infringement within ninety (90) days after receiving notice thereof, HGS shall have the right, but not the obligation, using counsel of its choice, to bring suit to abate any infringement or misappropriation of the Joint Arising Patent Rights. NVS will reasonably cooperate with HGS in preparing and presenting any such suit or action. In the United States, both parties will equally share the costs and expenses of such suit and any recovery or damages derived from such an action or suit shall be deemed Net Profit. In the Territory outside of the United States, the Party bringing the suit shall bear responsibility for all costs and expenses and any recovery or damages derived from such an action or suit (after the parties are reimbursed for their costs and expenses) shall be paid to NVS and considered Net Sales for purposes of calculating the royalties due under this Agreement.
     (g) Neither Party may enter into any settlement without the prior consent of the other Party, which shall not be unreasonably withheld, and may not make any statement, which admits that any of the HGS Patent Rights is invalid or unenforceable.
12.5 Defense. In the event of the institution of any suit, opposition, or interference by a Third Party against HGS or NVS related to the HGS Patent Rights, the Party being sued shall promptly notify the other Party in writing. The Party being sued may, in its absolute discretion (subject to consent in certain circumstances described below), choose to defend, settle, and/or respond to, such suit at its own expense. Furthermore, if both Parties are sued, each may, in its absolute discretion(subject to consent in certain circumstances described below), choose to defend, settle, and/or respond to, such suit at its own expense. HGS and NVS shall provide reasonable assistance to one another and reasonably cooperate in any such litigation at the other’s request at the expense of the requesting Party, provided, however, that neither Party may enter into any settlement without the prior consent of the other Party if such settlement would affect the other Party’s interests in and to the relevant Patent Rights or would impose any financial or other obligation on the other Party. Such consent shall not be unreasonably withheld.
12.6 For the intellectual property rights licensed in the Genentech Patents Rights, the Parties acknowledge that the Third Party licensors may control the right to bring suit and as a result, HGS’ and NVS’ rights may be limited, and the Third Parties may have the sole right to control such action.
12.7 Drug Price Competition and Patent Term Restoration Act. The Parties agree to cooperate in an effort to avoid loss of any Patent Rights which may otherwise be available to the Parties hereto under the provisions of the Drug Price Competition and Patent Term Restoration Act of 1984 or comparable laws outside the US, including by executing any documents as may be reasonably required. In particular, the Parties shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country and region where applicable to Collaboration Products. HGS shall provide all reasonable assistance to NVS, including permitting NVS to proceed with applications for such in the name of HGS, if so required. The Parties shall cooperate in determining, if applicable, which of the Patent Rights the Parties will attempt to extend, which determination shall be made by the JEC. HGS shall provide reasonable assistance to NVS, including by executing any required documents and providing any relevant patent information to NVS, so that NVS, as Regulatory Filing applicant, may inform the relevant Regulatory Authority.
ARTICLE 13
CONFIDENTIALITY
13.1 During the longer of the Term of this Agreement and [***] years from the date of disclosure (except with respect to the Confidential Information included in the Research Materials, for which the obligations will last for as long as such Confidential Information remains proprietary), each Party shall maintain in confidence the Confidential Information of the other Party, and shall not disclose, use or grant the use of the Confidential Information of the other Party except on a need-to-know basis to such Party’s Affiliates, directors, officers and employees, such Party’s Third Party licensors of intellectual property rights (sub)licensed hereunder, and such Party’s subcontractors, professional consultants and collaborators, to the extent such disclosure is reasonably necessary in connection with such Party’s activities as expressly authorized by this Agreement. To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, the Party shall ensure that such person is bound by confidentiality obligations with respect to Confidential Information at least as stringent as this Agreement. Each Party shall notify the other Party promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.
13.2 Notwithstanding the foregoing, the confidentiality obligations of Section 13.1 shall not include any information that: (a) is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of receiving Party; (b) can be demonstrated by
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documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party; (c) is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to said information; (d) is generally made available to Third Parties by disclosing Party without restriction on disclosure; or (e) is independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information.
13.3 The confidentiality obligations under Section 13.1 shall not apply to the extent that a Party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction, including disclosures required under rules promulgated by the United States Securities and Exchange Commission; provided, however, that to the extent practicable, such Party (a) shall provide advance written notice thereof to the other Party and consult with the other Party prior to such disclosure with respect thereto, and (b) shall provide the other Party with reasonable assistance, as requested by the other Party, to object to any such disclosure or to request confidential treatment thereof, and (c) shall take reasonable action to avoid and/or minimize the extent of such disclosure.
13.4 In addition to disclosures allowed under Section 13.1, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is necessary in the following instances: (i) filing or prosecuting Patent Rights as permitted by this Agreement; (ii) regulatory filings for Collaboration Products such Party has a license or right to develop hereunder; and (iii) prosecuting or defending litigation as permitted by this Agreement.

ARTICLE 14
PUBLICATIONS AND PUBLICITY
14.1 No public announcement relating to this Agreement or disclosing any of the terms of this Agreement and/or relating to the Collaboration Products, shall be made, either directly or indirectly, by any Party without first obtaining the approval of the JCC or JDC (as appropriate to the subject matter of the announcement) or the other Party (including where the announcement relates to the terms of this Agreement). The JCC, JDC or the Parties will agree upon the nature and text of such announcement, such agreement and/or approval not to be unreasonably withheld. The Party desiring to make any such public announcement shall inform the JDC, JCC or other Party, as appropriate, of the proposed announcement or disclosure at least ten (10) business days prior to public release, and shall provide the other Party with a written copy thereof, in order to allow such other Party to comment upon such announcement or disclosure, subject to the provisions of the previous sentence.
14.2 Notwithstanding the foregoing, (a) NVS may make public announcements in relation to the Collaboration Products solely in connection with its Commercialization outside the United States as it deems appropriate so long as such announcements are not inconsistent with the JCC approved announcements; and (b) HGS may make public announcements that include listing Albuferon in its portfolio of albumin fusion products.
14.3 Furthermore, if a Party desires to make any scientific publication, the publishing Party shall inform the JDC and the other Party of the proposed publication at least thirty (30) days before the planned submission date of such publication, and shall provide such other Party with a written copy thereof, in order to allow such Party to comment upon such publication, and shall consider in good faith the incorporation of its comments into such publication. In the event any such publication is determined by the parties to be relevant to its intellectual property position, the publishing Party shall delay such publication for a period sufficient (but in no event greater than an additional ninety (90) days) to allow the Party who bears such responsibility hereunder to take the steps necessary to protect such intellectual property, including the filing of any patent applications.
14.4 Other than with respect to trademarks licensed under this Agreement, neither Party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section shall not prohibit either Party from making any disclosure identifying the other Party that is required by applicable law.
14.5 Notwithstanding anything to the contrary herein, neither Party may publish or otherwise publicly disclose Confidential Information included in the Research Materials without the prior written consent of the other Party. If a Party wishes to publish or otherwise publicly disclose such Confidential Information, the Party shall submit the proposed disclosure to the other Party for review prior to submission for publication or presentation. The publishing Party shall delete the other Party’s Confidential Information and specific references to the Research Materials from such disclosure, if requested to do so by the other Party. The publishing Party further agrees that such disclosure shall not be presented or submitted for publication until written permission is received from the other Party, which permission shall not be unreasonably withheld.
ARTICLE 15
TERM AND TERMINATION
15.1 This Agreement will start on the Effective Date and remain in effect, on a country-by-country and product-by-product basis, until the later of (a) the expiration of the obligation of NVS to pay royalties in accordance with Article 7 and (b) the date the Parties cease to Co-Promote the Collaboration Products in the United States; unless otherwise terminated under this Article 15 (“Term”).
15.2 Termination by NVS.
     (a) NVS may terminate this Agreement and all of NVS’ obligations with respect to Collaboration Products under this Agreement at any time for any reason, or for no reason at all, upon [***] prior written notice to HGS.
     (b) NVS may terminate this Agreement and all of NVS’ obligations with respect to Collaboration Products under this Agreement upon [***] prior written notice (after discussion at the JEC) in the event that (i) NVS determines in good faith, and upon the basis of competent scientific evidence, that there are material safety risks associated with the Collaboration Product or (ii) the Collaboration Product is not approved by the FDA or EMEA after the Parties have exercised Commercially Reasonable Efforts to obtain such approval.
     (c) In the case of any termination by NVS under this Clause 15.2, NVS and HGS will agree to a wind-down plan covering the orderly transition or termination of
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activities under the Development Plan and/or Marketing Plan during the relevant termination notice period (“Wind-Down Period”). NVS will be responsible for its share of the Development and Marketing Expenses actually incurred in connection with the plan and non-cancelable obligations incurred during the Wind-Down Period. The Parties agree that neither Party will initiate any new projects or activities during the Wind-Down Period for which it will seek funding or reimbursement from the other Party, that the total costs for the activities undertaken during the Wind-Down Period will not exceed the amount agreed to by the Parties under the Development Plan and/or Marketing Plan for such Wind-Down Period and that the Parties shall use commercially reasonable efforts to minimize the costs for the Wind-Down Period. NVS will be under no obligation to pay any milestone payments to the extent the applicable milestones are achieved during the Wind-Down Period. Notwithstanding the foregoing, NVS will not be responsible for ongoing costs incurred during the Wind-Down Period if HGS agrees to an agreement with a new collaborator for the Collaboration Product during the Wind-Down Period.
15.3 Termination Upon Material Breach.
     (a) If either Party commits a material breach of this Agreement, the non-breaching Party shall have the right to give written notice to the breaching Party specifying the claimed particulars of such breach, and in the event such material breach is not cured within [***] days after such notice, the non-breaching Party shall have the right thereafter to terminate this Agreement immediately by giving written notice to the breaching Party to such effect; provided, however, that if such breach is capable of being cured but cannot be cured within such [***] day period and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such
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actions, the breaching Party shall have such additional period as is reasonable in the circumstances to cure such breach. Any termination by any Party under this Clause and the effects of termination provided herein shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the other Party.
     (b) Either HGS or NVS may terminate this Agreement on written notice if an Insolvency Event occurs in relation to the other Party. In any event when a Party first becomes aware of the likely occurrence of any Insolvency Event in regard to that Party, it shall promptly so notify the other Party in sufficient time to give the other Party sufficient notice to protect its interests under this Agreement.
15.4 Effects of Termination by HGS for NVS Breach or Termination by NVS Without Cause. If HGS terminates this Agreement in accordance with Section 15.3 or if NVS terminates this Agreement for convenience in accordance with Section 15.2, then (i) all rights and licenses granted by either Party to the other hereunder shall immediately terminate, and neither Party shall have any right to any continued use of the Patent Rights and Know-how of the other Party; (ii) NVS, upon request of HGS and free of charge, shall execute any document reasonably necessary to transfer to HGS all reasonably available data, information, results, clinical trials, regulatory documents, support documentation and supplies developed by or on behalf of NVS under this Agreement necessary for HGS to continue the Development or Commercialization of the Collaboration Product, including all applications submitted to, or approvals obtained from, any Regulatory Authority for purposes of seeking Marketing Approval for the Collaboration Product, or for making, using or selling the Collaboration Product, and (iii) to the extent reasonably available, any studies in progress pursuant to the Development

Plan shall be transferred to HGS in a manner that allows such studies to continue uninterrupted to the extent reasonable and practical, and (iv) NVS shall grant to HGS a non-exclusive, royalty-free, fully paid up, fully sublicensable license to use the NVS Arising Know-How and NVS Arising Patent Rights relating specifically and primarily to Albuferon and necessary to use, sell, make, have made, or import Collaboration Product solely for such purpose. NVS shall not be liable to HGS for any reason whatsoever as a consequence of any license from NVS or HGS’ utilizing any information or documents conveyed as provided in this Section. Upon such a termination of this Agreement, NVS shall be entitled, during the [***] days following the termination of this Agreement, to finish any work-in-progress and to sell any inventory of the Collaboration Product that remains on hand as of the date of the termination, so long as NVS pays HGS the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement. Except as expressly provided in this Section, upon termination by NVS pursuant to Section 15.2, NVS shall not incur any additional costs, expenses or liabilities of any kind under this Agreement except for those costs, expenses or liabilities which have matured and accrued as of the effective date of the termination.
15.5 Effects of Termination by NVS for HGS Breach. If NVS terminates this Agreement in accordance with Section 15.3, (i) any licenses granted by NVS to HGS shall immediately terminate and HGS shall have no right to any continued use of any NVS intellectual property; (ii) HGS, upon request of NVS and free of charge, shall execute any document reasonably necessary to transfer to NVS all reasonably available data, information, results, clinical trials, regulatory documents, support documentation and supplies necessary for NVS to continue the Development or Commercialization of the Collaboration Product, including all applications submitted to, or approvals obtained
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from, any Regulatory Authority for purposes of seeking Marketing Approval for the Collaboration Product, or for making, using or selling the Collaboration Product, and (iii) to the extent reasonably available, any studies in progress pursuant to the Development Plan shall be transferred to NVS in a manner that allows such studies to continue uninterrupted to the extent reasonable and practical; (iv) the licenses granted by HGS to NVS under the HGS Collaboration Technology, Manufacturing Technology, HGS Arising Patent Rights and HGS Arising Know-how will continue as exclusive, transferable, perpetual and irrevocable licenses, in consideration of which NVS will pay HGS milestone and royalty payments on the same terms as set forth in this Agreement; (v) the Co-Promotion of the Product in the United States will cease and NVS will have the full exclusive license rights (including with respect to HGS) in the full Territory and the royalty payable by NVS and its Affiliates and sublicensees on Net Sales of Collaboration Products in the United States shall be equal to (a) [***].
15.6 Insolvency. All rights and licenses granted under or pursuant to this Agreement by NVS or HGS are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that the parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon
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any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.
15.7 Divestiture by a Party. If in connection with any proposed acquisition or merger or inquiry of a Governmental Authority, a Party (the “Divesting Party”) determines that in order to facilitate clearance or obtain approval from any Governmental Authority with responsibility for enforcing antitrust or competition laws regarding such acquisition or merger or inquiry, it would be advisable, in the Divesting Party’s business judgment, to assign or sublicense or otherwise transfer (any such assignment, sublicense or transfer, a “Divestiture Transaction”) the Divesting Party’s rights and obligations under this Agreement to any third party, the Divesting Party shall notify the other Party (the “Non-Divesting Party”) thereof (“Notice of Divestiture”). If the Divesting Party provides such notice in accordance with this Section, the Non-Divesting Party shall have a period of [***] to determine whether it wishes to negotiate an Agreement for such Collaboration Product. If the Non-Divesting Party elects to exercise its right to negotiate, the Parties shall thereafter have [***] to negotiate in good faith and finalize the terms of an agreement. If the Parties are not able to finalize such agreement during such [***] period, then the Divesting Party will be free to offer the Collaboration Product to potential Third Party sublicensees; provided, that the Divesting Party may not enter into an agreement with any Third Party on financial terms that, taken as a whole, are less favorable to the Non-Divesting Party than those last offered by the Divesting Party without first offering such terms to the Non-Divesting Party.
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15.8 Effects of Termination pursuant to Section 15.1. Upon expiration of this Agreement in accordance with Section 15.1, then all rights and licenses granted by HGS to NVS hereunder shall continue as fully-paid up, royalty-free, perpetual, transferable, irrevocable rights.
15.9 The right of either Party to terminate this Agreement as herein above provided shall not be affected in any way by its waiver of or failure to take action with respect to any previous default. Any such termination shall be without prejudice to any further rights and remedies vested in the parties. The license rights granted herein shall survive the bankruptcy or reorganization of either Party.
15.10 Expiration or termination of this Agreement for any reason, except as otherwise stated under this Agreement, shall be without prejudice to:
     (a) Articles 13, 17, 18 and 19; which shall survive termination or expiration in accordance with their respective terms; and
     (b) either Party’s obligation to make any payments due pursuant to this Agreement which accrue prior to termination, and at the time of termination, all such payments due shall be made in full.
ARTICLE 16
REPRESENTATIONS & WARRANTIES, COVENANTS
16.1 Each Party hereby represents and warrants that:
     (a) it is a corporation duly organized and validly existing under the law of the state of its incorporation;

     (b) it has the full legal right and authority to enter into and perform all of the duties and obligations contemplated under this Agreement attributed to such Party, and to convey the rights and licenses granted to the other Party herein;
     (c) the execution, delivery and performance of this Agreement by it has been duly authorized by all requisite corporate action;
     (d) it has not entered into as of the Effective Date, and shall not at any time thereafter enter into any agreement, understanding, or other obligation or commitment which would prevent or conflict or otherwise encumber or interfere with the exercise of any of the rights or licenses expressly granted to the other Party hereunder; and
     (e) Other than the notification requirements under the HSR Act , no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement, or for the performance by it of its obligations under this Agreement.
16.2 HGS hereby represents and warrants to NVS that:
     (a) it is the exclusive licensee of or owns or controls all right, title and interest in and to the Patent Rights as defined herein and listed in Appendix A and Appendix B (as updated from time to time) and the HGS Collaboration Technology and Manufacturing Technology for any use of Collaboration Product and HGS has the right to grant to NVS the licenses under (and to disclose to NVS) the HGS Collaboration

Technology and Manufacturing Technology that it purports to grant hereunder and has not granted any Third Party rights that would interfere or be inconsistent with Novartis’ rights hereunder;
     (b) to its knowledge, except as set forth in Appendix A and B, the Collaboration Technology and Manufacturing Technology are not subject to any existing royalty or other payment obligations;
     (c) it is not aware of any other patents, know-how or other intellectual property owned by HGS, its Affiliates, AB or Genentech, other than that which is licensed hereunder to NVS, which are necessary or critical for the research, development, manufacture, use and/or commercialization of Albuferon and the Collaboration Products as contemplated hereunder;
     (d) as of the Effective Date, to its knowledge, the issued patents in the HGS Collaboration Technology and Manufacturing Technology are valid and enforceable and it is not aware of any action, suit, inquiry, investigation or other proceeding threatened, pending, or ongoing brought by HGS, AB, Genentech or by any other Third Party that challenges or threatens the validity or enforceability of any of the HGS Collaboration Technology or Manufacturing Technology or that alleges the use of the HGS Collaboration Technology and Manufacturing Technology and the development, manufacture commercialization and use of the Collaboration Products would infringe or misappropriate the intellectual property or intellectual property rights of any Third Party (and it has not received any notice alleging such an infringement or misappropriation). In the event that HGS becomes aware of any such action or proceeding, it shall immediately notify NVS in writing;

     (e) it has filed and prosecuted the Patent Rights owned by HGS within the HGS Collaboration Technology and Manufacturing Technology in good faith and complied with all duties of disclosure with respect thereto and, except as set forth in Appendices A and B, it is listed in the records of the appropriate governmental agencies as the sole and exclusive owner of record for each such Patent Right;
     (f) it has provided NVS with true and complete copies of all contracts, agreements, understandings, arrangements and commitments with AB, Genentech, and any other Third Party pertaining to any part of the HGS Collaboration Technology and the Manufacturing Technology and the use, transfer, access to, disclosure of, or grant of any right, title, interest or license in or to the same, solely as it relates to Collaboration Product; and
     (g) it has obtained from all individuals who participated in any respect in the invention or authorship of any of the HGS Collaboration Technology or Manufacturing Technology effective assignments of all ownership rights of such individuals in such, either pursuant to written agreement or by operation of law.
16.3 HGS hereby covenants that at no time during the term of this Agreement shall HGS assign, transfer, encumber or grant rights in or with respect to any portion or all of the HGS Collaboration Technology, Manufacturing Technology, HGS Arising Know-how or HGS Arising Patent Rights inconsistent with the grants and other rights reserved to NVS under this Agreement, provided, however, this covenant shall not affect the absolute right of HGS to transfer title to such HGS Collaboration Technology, Manufacturing Technology, HGS Arising Know-How, HGS Arising Patent Rights or its

interest in Joint Arising Know-How and Joint Arising Patent Rights or to any successor to all or substantially all of that portion of HGS’ business relating to Albuferon.
16.4 NVS covenants that at no time during the term of this Agreement shall NVS assign, transfer, encumber or grant rights in or with respect to Collaboration Product inconsistent with the grants and other rights reserved to HGS under this Agreement; provided, however, this covenant shall not affect the absolute right of NVS to transfer title to its exclusive licensed rights under this Agreement to any successor to all or substantially all of that portion of NVS’ business relating to Albuferon.
16.5 Each Party hereby represents and warrants to the other Party that it is insured for products liability and general liability, and that it has and will maintain those coverages and other self-insured liability coverages in accordance with standard and prudent practices in the pharmaceutical industry for products such as the Collaboration Products.
16.6 EXCEPT AS OTHERWISE PROVIDED IN THIS ARTICLE 16, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A WARRANTY THAT ANY PATENT RIGHTS INCLUDED WITHIN THE LICENSES GRANTED HEREUNDER IS VALID OR ENFORCEABLE OR THAT THE OTHER PARTY’S EXERCISE OF THE LICENSED PATENT RIGHTS AND OTHER INTELLECTUAL PROPERTY DOES NOT INFRINGE ANY PATENT RIGHTS OF THIRD PARTIES.
16.7 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION NOR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR

PURPOSE, NON-INFRINGEMENT OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.
ARTICLE 17
INDEMNIFICATION
17.1 Indemnification by NVS.
          17.1.1 NVS shall defend, indemnify and hold harmless HGS and each of its respective directors, officers, shareholders, agents and employees (collectively, the “HGS Indemnitees”), from and against any and all liability, loss, damages, costs and expenses, including reasonable attorneys’ fees and expenses (collectively, the “Costs”) resulting from any lawsuit or other legal proceeding brought by a Third Party asserting any legal claim, demand, or judgment (“Claims”) (i) arising out of NVS performance of specific activities, operations or services to the extent specifically allocated to NVS hereunder; or (ii) arising out of the handling, storage, design, manufacture, testing, transportation, advertising, promotion, distribution, sale, use, treatment or disposal of the Collaboration Product by or on behalf of NVS or any Third Party granted rights by NVS, its Affiliates or its Permitted Sublicensees. NVS’ obligation to defend, indemnify and hold harmless shall include Claims, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage; provided, however, the indemnity provided hereunder shall not under any circumstances extend to any Cost or Claim asserted against an HGS Indemnitee to the extent such Cost or Claim is attributable to the negligence, willful misconduct or material breach of this Agreement of or by HGS, its Affiliates or sublicensees or any HGS Indemnitee. NVS shall have the exclusive right to control the defense of any action which is to be indemnified in whole by NVS hereunder, including the right to select counsel reasonably acceptable to HGS to defend HGS Indemnitees and to settle such action; provided that, without the written consent of HGS (which shall not be unreasonably withheld or delayed), NVS shall not agree to settle any claim against an HGS Indemnitee to the extent such settlement would adversely affect HGS’ rights or obligations or such settlement consists of obligations other than the payment of money. The provisions of this section shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and NVS’ obligation hereunder shall apply whether or not such Claims are rightfully brought.
          17.1.2 NVS shall be responsible for a percentage of all Costs resulting from any Claims (i) arising out of the joint Development (as described in Article 6) or joint Commercialization (as described in Article 6) of a Collaboration Product or (ii) brought against any HGS Indemnitee alleging infringement or misappropriation of the intellectual property rights of any Third Party to the extent based upon or attributable to the Collaboration Product, except, in each case, to the extent resulting from the negligence or willful misconduct of HGS, its Affiliates or sublicensees or any HGS Indemnitee. The amount for which NVS shall indemnify HGS pursuant to this Section shall be equal to fifty percent (50%) of the Costs.
17.2 Indemnification by HGS.
          17.2.1 HGS shall defend, indemnify and hold harmless NVS and each of its respective directors, officers, shareholders, agents and employees (“NVS Indemnitees”), from and against any and all liability, loss, damages, costs and expenses, including reasonable attorneys’ fees and expenses (collectively, the “Costs”), resulting from any lawsuit or other legal proceeding brought by a Third Party asserting any legal claim, demand, or judgment (“Claims”) (i) arising out of HGS’ performance of specific activities, operations or services to the extent specifically allocated to HGS hereunder; or (ii) arising out of the handling, storage, design, manufacture, testing, transportation, advertising, promotion, distribution, sale, use, treatment or disposal of the Collaboration Product by or on behalf of HGS or any Third Party granted rights by HGS, its Affiliates or its Permitted Sublicensees. HGS’ obligation to defend, indemnify and hold harmless shall include Claims, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage; provided, however, that the indemnity provided hereunder shall not under any circumstances extend to any Cost or Claim asserted against a NVS Indemnitee to the extent such Cost or Claim is attributable to the negligence, willful misconduct or material breach of this Agreement of or by NVS, its Affiliates or sublicensees or any NVS Indemnitee. HGS shall have the exclusive right to control the defense of any action which is to be indemnified in whole by HGS hereunder, including the right to select counsel reasonably acceptable to NVS to defend NVS Indemnitees and to settle such action; provided that, without the written consent of NVS (which shall not be unreasonably withheld or delayed), HGS shall not agree to settle any claim against a NVS Indemnitee to the extent such settlement would adversely affect NVS’ rights or obligations or such settlement consists of obligations other than the payment of money.
     17.2.2 HGS shall be responsible for a percentage of all Costs resulting from any Claims (i) arising out of the joint Development (as described in Article 6) or joint Commercialization (as described in Article 6) of a Collaboration Product or (ii) brought against any NVS Indemnitee alleging infringement or misappropriation of the intellectual property rights of any Third Party to the extent based upon or attributable to the Collaboration Product, except, in each case, to the extent resulting from the negligence or willful misconduct of NVS, its Affiliates or sublicensees or any NVS Indemnitee. The amount for which HGS shall indemnify NVS pursuant to this Section shall be equal to fifty percent (50%) of the Costs.
17.3 A Party will promptly notify the indemnifying Party of receipt of notice of any such claim or suit and shall cooperate fully with the indemnifying Party in the defense of all such claims or suits. Failure of an indemnified Party to provide notice of a claim to the indemnifying Party shall affect indemnified Party’s right to indemnification only to the extent that such failure has a material adverse effect on the indemnifying Party’s ability to defend or the nature or the amount of the liability. The indemnifying Party shall have the right to assume the defense of any suit or claim related to the liability if it has assumed responsibility for the suit or claim in writing; however, if in the reasonable judgment of the indemnified Party, such suit or claim involves an issue or matter which could have an adverse effect on the business operations or assets of such indemnified Party, the indemnified Party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights the indemnified Party may have at law or in equity. If the indemnifying Party defends the suit or claim, the indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense.
17.4 Product Liability Claims. Notwithstanding anything to the foregoing, any and all liability, loss, damages, costs and expenses, including reasonable attorneys’ fees and expenses (“Costs”), resulting from any lawsuit or other legal proceeding brought by a

Third Party asserting any Claims arising out of the death of or injury to a Third Party caused by the use or sale of the Collaboration Products in the Territory except where due to the negligence or willful misconduct of one of the Parties hereto, shall be shared equally by HGS and NVS.
17.5 Mitigation of Costs. Each indemnified Party will take and will procure that its Affiliates take all such reasonable steps and action as are necessary or as the indemnifying Party may reasonably require in order to mitigate any Costs included under this Section 17. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.
17.6 Special, Indirect and Other Losses. EXCEPT FOR THIRD PARTY CLAIMS INDEMNIFIED UNDER THIS SECTION 17, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY ECONOMIC LOSS OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY.
ARTICLE 18
DISPUTE RESOLUTION
18.1 All disputes between the parties arising under this Agreement shall be in the first instance referred to the JEC and then the Officers for resolution in accordance with Section 3.1.4.
18.2 As set out in Section 3.1.4, if the Parties cannot resolve a dispute relating to a Development issue, HGS and NVS will identify and agree upon a panel of external scientific experts (or other appropriate external experts for the nature of the dispute) to review the dispute. Any decisions of the panel shall not be binding on the parties and either HGS or NVS will still have the right to submit such dispute to arbitration, as stated below.
18.3 If the dispute is not fully resolved pursuant to Section 18.1 or Section 18.2, the dispute may be referred by either Party for arbitration in accordance under the guidelines of the American Arbitration Association (“AAA”) in New York, New York under the commercial rules then in effect for AAA, except as otherwise provided for herein. Upon request of the Arbitrator, the parties will mutually agree upon a scientific or technical and commercial expert to assist the Arbitrator with any technical issues.
18.4 A Party shall notify the other in writing should it intend to initiate arbitration. The parties shall select, by mutual agreement, one arbitrator, with an expertise in the subject matter of this Agreement, within a time period of [***] after receipt of such notice. Should no arbitrator be chosen within such period, then each Party shall select an arbitrator within [***] after the end of such period and the two arbitrators will select a mutually agreeable third arbitrator within [***]. Within [***] after the third and presiding arbitrator has been confirmed, the Parties shall exchange all documents in their respective possession that are relevant to the issues in dispute and not protected from disclosure by attorney-client privilege or other immunity. Each Party shall also be permitted to take sworn oral deposition of individuals, such depositions to be scheduled by mutual agreement and concluded within [***] after the exchange of documents described above. At least [***] prior to the first scheduled hearing date, the Parties shall identify the witnesses that they intend to present at the arbitration hearing and the documentation on which they intend to rely. The Parties shall use their Commercially
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Reasonable Efforts to conclude the arbitration hearings within [***] following the confirmation of the third and presiding arbitrator and in accordance with the timelines set out above; provided, however, that the Parties may reasonably agree, or the arbitrators may set, different timelines (shorter or longer) based on the nature and scope of the dispute. The arbitrators shall issue their decision (including grounds and reasoning) in writing no later than [***] following the conclusion of the last arbitration hearing.
18.5 Unless otherwise agreed to by the parties, the arbitrator shall make such decisions based on the following factors in descending order of importance: (a) consistency with the provisions of this Agreement; (b) consistency with the intent of the parties as reflected in this Agreement; and (c) customary and reasonable provisions included in comparable agreements.
18.6 The decision of the arbitrator will be binding upon the parties without the right of appeal, and judgment upon the decision may be entered in any court having jurisdiction thereof. The parties shall share equally the reasonable documented cost of such arbitration proceeding, but not the individual cost of the parties in participating in such proceeding.
ARTICLE 19
MISCELLANEOUS
19.1 This Agreement sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties hereto and supersedes and terminates all prior agreements and understandings between the parties related to its subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or
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understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
19.2 Both parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing prior to such force majeure event shall not be delayed by the payor because such a force majeure event affecting the payor; provided, further, that in the event the suspension of performance continues for [***] after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such force majeure, the other Party may terminate this Agreement as if such failure were a material breach pursuant to Section 15.3(a).
19.3 Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been
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sufficiently given for all purposes upon the date of receipt if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered or upon the date of a confirmed facsimile transfer. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.
For HGS:
Human Genome Sciences, Inc.
14200 Shady Grove Road
Rockville, MD 20850
Attn: General Counsel
With a Copy to: Chief Commercial Officer

For NVS:
Novartis International Pharmaceutical Ltd.
Hurst Holme
12 Trott Road
Hamilton HM 11
Bermuda
Attention: General Manager
With a copy to:	Novartis Pharma AG
Lichtstrasse 35
4056 Basel, Switzerland
Attn: Head, Legal Department
19.4 Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

19.5 Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that either Party may make such an assignment without the other Party’s consent to Affiliates or to a successor to substantially all of the pharmaceutical business of the assigning Party relating to the subject matter of this Agreement, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the non-assigning or non-transferring Party, expressly assume performance of such rights and/or obligations. This Agreement shall be binding upon and inure to the benefit of the successors or permitted assignees of the respective parties. Any assignment or attempted assignment by either Party in violation of the tenets of this Section 19.5 shall be null and void and of no legal effect.
19.6 Each of HGS and NVS acknowledges that obligations under this Agreement may be performed by Affiliates of HGS and NVS. Each of HGS and NVS guarantee performance of this Agreement by its Affiliates.
19.7 This Agreement may be executed in two or more counterparts’, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19.8 Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
19.9 If anyone or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
19.10 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, as if executed and fully performed within New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this agreement to the substantive law of another jurisdiction. Subject to Article 18,any disputes under this Agreement shall be subject to the exclusive jurisdiction and venue of the state courts and the Federal courts located in New York, New York, and the parties hereby consent to the personal and exclusive jurisdiction and venue of these courts for such purposes.
19.11 Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.
19.12 Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between HGS and NVS, or to constitute one as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

19.13 No Third Party Beneficiary Rights. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights to any Third Party, except as otherwise expressly provided in Clause 17 (with respect to the Indemnitees of each Party). Except as expressly provided in Clause 17, no person who is not a Party to this Agreement (including any employee, officer, agent, representative or subcontractor of either Party) shall have the right to enforce any term of this Agreement which expressly or by implication confers a benefit on that person without the express prior agreement in writing of the Parties.
19.14 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

     IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this Agreement as of the Effective Date.

HUMAN GENOME SCIENCES, INC.		NOVARTIS INTERNATIONAL
PHARMACEUTICAL LTD.
By:	/s/ H. Thomas Watkins	By:

H. Thomas Watkins
	Chief Executive Officer		/s/ Emil Block

(Printed Name)

Member of the Board of Directors

(Title)

By:

/s/ Michael Jones

(Printed Name)

Member of the Board of Directors

(Title)

Appendix A
[***]
[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Appendix B
[***]
[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Appendix C
[***]
[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Appendix D
[***]
[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Appendix E
[***]
[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Appendix F
[***]
[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Appendix G
[***]
[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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